Exhibit 6.6

AMALGAMATED SPECIALTY GROUP HOLDINGS,

INC.

NON-STANDARDIZED, NON-MASS SUBMITTER

EMPLOYEE STOCK OWNERSHIP PLAN

PROVIDED BY STEVENS & LEE, P.C.

STEVENS & LEE, P.C.

NON-STANDARDIZED, NON-MASS SUBMITTER

EMPLOYEE STOCK OWNERSHIP PLAN

TO AMALGAMATED SPECIALTY GROUP HOLDINGS, INC.

TABLE OF CONTENTS

ARTICLE ONE—ESTABLISHMENT OF PLAN		1
ARTICLE TWO—DEFINITIONS		1
ARTICLE THREE—ELIGIBILITY AND PARTICIPATION		19
3.1	ELIGIBILITY	19
3.2	APPLICATION OF SERVICE CONDITIONS	19
3.3	BREAK IN SERVICE – ELIGIBILITY	20
3.4	PARTICIPATION	21
3.5	PARTICIPATION AFTER REEMPLOYMENT	21
3.6	PARTICIPATION UPON RE-EMPLOYMENT	21
3.7	CHANGE IN EMPLOYMENT STATUS	22
3.8	DATA	22
3.9	OMISSION OF ELIGIBLE EMPLOYEE	23
3.10	INCLUSION OF INELIGIBLE EMPLOYEE	23
3.11	CESSATION OF ACTIVE PARTICIPATION	23
3.12	TRANSFER TO AFFILIATED COMPANY	23
3.13	ELECTION NOT TO PARTICIPATE	23
ARTICLE FOUR—COMPANY CONTRIBUTIONS PURSUANT TO THIS PLAN		23
4.1	COMPANY CONTRIBUTIONS	23
4.2	PARTICIPANT CONTRIBUTIONS	24
4.3	TRUST FUND	24
ARTICLE FIVE—PARTICIPANT ACCOUNTS		28
5.1	CREATION OF ACCOUNTS	28
5.2	VALUATION	28
5.3	APPORTIONMENT OF GAIN OR LOSS	28
5.4	ALLOCATION OF CONTRIBUTIONS	28
5.5	ALLOCATION OF DIVIDENDS	29
5.6	ALLOCATION OF S CORPORATION DISTRIBUTIONS	31
5.7	ALLOCATIONS OF PROCEEDS	31
5.8	SECURITIES ACQUIRED IN A SALE UNDER CODE SECTION 1042 SPECIAL NONALLOCATION RULE	31
5.9	MAXIMUM ALLOCATION	32
5.10	PROHIBITED ALLOCATIONS OF SECURITIES IN AN S CORPORATION	34
5.11	REBALANCING OF PARTICIPANT ACCOUNTS	39
ARTICLE SIX—VESTING		39
6.1	VESTING OF ACCOUNTS	39
6.2	CREDIT FOR PRIOR YEARS OF SERVICE	39
6.3	FORFEITURES	40
6.4	EFFECT OF BREAK IN SERVICE ON SERVICE	40
6.5	RESTORATION OF A PARTICIPANT’S ACCOUNT	40
6.6	RETURNING VETERANS’ RIGHTS	41

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ARTICLE SEVEN—BENEFIT DISTRIBUTIONS TO PARTICIPANTS AND BENEFICIARIES		41
7.1	GENERAL	41
7.2	TIME OF DISTRIBUTION TO RETIRED PARTICIPANTS	41
7.3	TIME OF DISTRIBUTION TO BENEFICIARY OF DECEASED PARTICIPANT	42
7.4	TIME OF DISTRIBUTION TO DISABLED PARTICIPANT	42
7.5	TIME OF DISTRIBUTION TO OTHER TERMINATED PARTICIPANTS	42
7.6	SMALL AMOUNTS	43
7.7	ACQUISITION LOANS	43
7.8	TIME OF DISTRIBUTION TO PARTICIPANTS AGE 70 1⁄2 OR OLDER	43
7.9	MODE OF DISTRIBUTION	43
7.10	TRANSFER ACCOUNT	44
7.11	DIRECT ROLLOVER	44
7.12	FORM OF DISTRIBUTION	44
7.13	VALUATION FOR DISTRIBUTION OR SEGREGATION	45
7.14	SEGREGATION OF ACCOUNTS	45
7.15	PUT OPTION	46
7.16	RIGHT OF FIRST REFUSAL ON PARTICIPANTS’ DISPOSITION OF COMPANY STOCK	46
7.17	BENEFICIARY DESIGNATION	46
7.18	MAILING ADDRESS / MISSING PARTICIPANT	47
7.19	LOCATING MISSING PARTICIPANT	48
7.20	MISSING PARTICIPANT / TERMINATED PLAN	48
7.21	QJSA AND QPSA AND ANNUITY	49
ARTICLE EIGHT—TOP-HEAVY PROVISIONS		49
8.1	GENERAL	49
8.2	DEFINITIONS	49
8.3	MINIMUM CONTRIBUTION FOR NON-KEY EMPLOYEES	51
8.4	SOCIAL SECURITY	51
8.5	EMPLOYEES COVERED BY COLLECTIVE BARGAINING AGREEMENTS	51
ARTICLE NINE—RULES GOVERNING BENEFIT CLAIMS AND REVIEW OF APPEALS		51
9.1	CLAIMS FOR BENEFITS	51
9.2	NOTIFICATION BY PLAN ADMINISTRATOR	52
9.3	CLAIMS REVIEW PROCEDURE	52
ARTICLE TEN—THE PLAN ADMINISTRATOR		53
10.1	AUTHORITY OF PLAN ADMINISTRATOR	53
10.2	CONCLUSIVE DETERMINATION OF THE PLAN ADMINISTRATOR	53
10.3	GENERAL EQUITABLE AUTHORITY TO CORRECT RECORD-KEEPING MISTAKES	53
10.4	RELIANCE ON TABLES, ETC	53
10.5	IDENTITY OF PLAN ADMINISTRATOR	53
10.6	DUTIES OF PLAN ADMINISTRATOR	53
10.7	RESPONSIBILITIES TO PARTICIPANTS	54
10.8	ESTABLISHMENT OF PARTICIPANTS’ ACCOUNTS	54
10.9	PLAN EXPENSES	54
10.10	INDEMNIFICATION OF THE PLAN ADMINISTRATOR	54
ARTICLE ELEVEN—THE TRUST FUND		55
11.1	DESIGNATION OF TRUSTEE	55
11.2	EXCLUSIVE BENEFIT	55
11.3	NO INTEREST IN FUND	55
11.4	SPECIAL FIDUCIARY RESPONSIBILITY	55
11.5	INVESTMENTS	55
11.6	DIVERSIFICATION RIGHTS OF QUALIFIED PARTICIPANTS	56
11.7	VOTING RIGHTS	57
11.8	VALUATION FOR CERTAIN TRANSACTIONS	59

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ARTICLE TWELVE—EXEMPT ACQUISITION LOANS		59
12.1	ACQUISITION EXEMPT LOAN FOR FINANCING PURCHASE OF COMPANY STOCK	59
12.2	RELEASE OF FINANCED SHARES	60
12.3	PROTECTIONS AND RIGHTS WITH RESPECT TO COMPANY STOCK ACQUIRED THROUGH AN ACQUISITION LOAN	61
12.4	CERTAIN ARRANGEMENTS BARRED	61
ARTICLE THIRTEEN—NO ASSIGNMENT OF BENEFITS		61
13.1	NO ASSIGNMENT OF BENEFITS	61
13.2	QUALIFIED DOMESTIC RELATIONS ORDERS	62
ARTICLE FOURTEEN—FIDUCIARY RESPONSIBILITY		62
14.1	NAMED FIDUCIARIES	62
14.2	BONDING OF FIDUCIARIES	62
14.3	RESPONSIBILITY OF FIDUCIARIES	62
ARTICLE FIFTEEN—FUTURE OF THE PLAN		63
15.1	AMENDMENTS BY THE EMPLOYER THAT DO NOT AFFECT PLAN PRE-APPROVED STATUS	63
15.2	AMENDMENTS BY THE EMPLOYER ADOPTING PROVISIONS NOT INCLUDED IN PRE-APPROVED SPECIMEN PLAN	63
15.3	AMENDMENT BY THE PRE-APPROVED PLAN SPONSOR	63
15.4	AMENDMENTS AFFECTING VESTED INTEREST AND/OR ACCRUED BENEFITS	63
15.5	RETROACTIVE AMENDMENTS MADE BY PRE-APPROVED PLAN SPONSOR	64
15.6	VESTING UPON TERMINATION	64
15.7	MERGER OR CONSOLIDATION	64
15.8	COMPLETE DISCONTINUANCE OF CONTRIBUTIONS	64
ARTICLE SIXTEEN—GENERAL PROVISIONS		64
16.1	NO EMPLOYMENT RIGHTS	64
16.2	SOURCE OF BENEFITS	65
16.3	GOVERNING LAW	65
16.4	INCAPACITY	65
16.5	ADOPTION OF PLAN BY AFFILIATED COMPANIES	65

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STEVENS & LEE, P.C.

NON-STANDARDIZED, NON-MASS SUBMITTER

EMPLOYEE STOCK OWNERSHIP PLAN

AS ADOPTED BY

AMALGAMATED SPECIALTY GROUP HOLDINGS, INC.

ARTICLE ONE—ESTABLISHMENT OF PLAN

This Plan (“Plan”) is intended to qualify as a stock bonus plan under Section 401(a) of the Internal Revenue Code of 1986 (“Code”) and as an employee stock ownership plan (“ESOP”) within the meaning of Section 4975(e)(7) of the Internal Revenue Code of 1986, as amended (“Code”), and is designed to invest primarily in Employer stock. The Plan sponsor must be an S or C corporation.

ARTICLE TWO—DEFINITIONS

In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine or neuter gender shall be deemed to include the other. The following capitalized words and phrases shall have the meanings specified when used in the Plan and the Trust Agreement, unless a different meaning is plainly required by the context.

2.1 “Account” means the accounts maintained to record the interest of a Participant in Trust Assets held pursuant to the Plan and Trust Agreement. The Employee Stock Ownership Accounts, (“ESOP Accounts”) shall consist of the Company Stock Account and the Company other Contribution Account, both of which are non-elective accounts. “Company Stock Account” means the Account to which is credited Company Stock, which has been contributed in kind, purchased and paid for by the Trustee with Company Contributions, dividends or S Corporation Distributions, released from the Unallocated Stock Suspense Account for allocation to the Company Stock Account, or forfeited by other Participants. “Company Contribution Account” means the Account to which is credited Company Contributions made in cash, forfeitures from the Company Contribution Accounts of other Participants, dividends, S Corporation Distributions not applied to repayment of an Acquisition Loan or used to purchase Company Stock, and any investments in a Participant’s Account which are not credited to the Participant’s Company Stock Account.

2.2 “Account Balance” or “Accrued Benefit” means the amount of a Participant’s Account(s) as of any relevant date derived from Plan contributions and from Earnings.

2.3 “Accounting Date” means the last day of the Plan Year. The Plan Administrator will allocate Employer Contributions and forfeitures for a particular Plan Year as of the Accounting Date of that Plan Year, and on such other dates, if any, as the Plan Administrator determines, consistent with the Plan’s allocation conditions and other provisions.

2.4 “Acquisition Loan” means a loan (or other extension of credit) used by the Trustee to finance the acquisition of Company Stock, which loan constitutes an Exempt Loan, as defined in Section 2.35.

2.5 “Adoption Agreement” Adoption Agreement means the document executed by each Employer adopting this Plan. References to Adoption Agreement within this basic plan document are to the Adoption Agreement as completed and executed by a particular Employer unless the context clearly indicates otherwise. An adopting Employer’s Adoption Agreement and this basic plan document together constitute a single Plan and Trust of the Employer. Each elective provision of the Adoption Agreement corresponds (by its parenthetical section reference) to the section of the Plan which grants the election. All “Section” references within an Adoption Agreement are to the basic plan document. All “Election” references within an Adoption Agreement are Adoption Agreement references. The Employer or Plan Administrator to facilitate Plan administration or to generate written policies or forms for use with the Plan may maintain one or more administrative checklists as an attachment to the Adoption Agreement or otherwise. Any such checklists are not part of the Plan.

2.6 “Opinion Letter” means an IRS issued letter to a Provider as to the acceptability in form of a plan under Code Sections 401, 403(a), or both Sections 401 and 4975(c)(7).

2.7 “Affiliated Company” means

(a) any parent or subsidiary of the Company (or company under common control with the Company) that is a member of the same controlled group of corporations (within the meaning of § 414(b) of the Code) as the Company;

(b) any member of an affiliated service group, as determined under § 414(m) of the Code, of which the Company is a member; or

(c) any trade or business under common control with the Company, as determined under § 414(c) of the Code.

“50 percent Affiliated Company” means an Affiliated Company, but with the phrase “more than 50 percent” substituted for the phrase “at least 80 percent” in § 1563(a) (or § 1563(f)(5), as applicable) of the Code.

2.8 “Anniversary Date” means the last day of each Plan Year.

2.9 “Beneficiary” means the person or persons who are designated by a Participant or the Plan to receive benefits payable upon the Participant’s death pursuant to Section 7.16.

2.10 “Board of Directors” means the Board of Directors of Company adopting the Plan.

2.11 “Break in Service” means the failure of a Participant to complete more than 500 Hours of Service during a Plan Year. For purposes of determining whether an Employee has incurred a Break in Service, Hours of Service shall be recognized for “Authorized Leaves of Absence” and “Maternity and Paternity Leaves of Absence.”

“Authorized Leave of Absence” means an unpaid temporary cessation from active employment for the following purposes, provided that all Employees shall be treated alike in like circumstances:

(a) A leave of absence (without pay) granted to an Employee by the Company under its established leave policy; or

(b) Military service required by law or under leave granted by the Company, provided the Employee returns within 90 days of his or her release from active duty or any longer period during which his or her right to reemployment is legally protected.

“Maternity or Paternity Leave of Absence” means absence from work due to (i) the Employee’s pregnancy, (ii) the birth of the Employee’s child, (iii) the placement with, or adoption by, the Employee of a child, or (iv) child care for a period beginning immediately after such birth, placement or adoption.

For these purposes, Hours of Service shall be credited for the Plan Year in which such absence begins, but only if credit therefor is necessary to prevent the Employee from incurring a Break in Service, or, in any other case, in the immediately succeeding Plan Year. The Hours of Service credited pursuant to this paragraph shall be those that would normally have been credited, but for such absence, or in any case in which the Plan Administrator is unable to determine such hours normally credited, eight Hours of Service per day. The total Hours of Service required to be credited pursuant to this paragraph shall not exceed 501.

2.12 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.13 “Company” means the Company as stated in the Adoption Agreement or, as the context requires, any participating Affiliated Company that adopts the Plan and Trust, and any successor corporation or other business organization that assumes the obligations of the Company under the Plan and Trust.

2.14 “Company Contributions” means the amounts contributed to the Trust by the Company and participating Affiliated Companies.

2.15 “Company or Employer Stock” means common stock issued by the Company, or by a corporation which is a member of the same controlled group, or the Employer that is readily tradable on an established securities market. If there is no such common stock, then stock issued by the Company or Employer having a combination of voting power and dividend rights which equals or exceeds (A) that class of common stock having the greatest voting power and (B) the class of common stock having the greatest dividend rights. For purposes of this paragraph “Employer” includes a corporation that is a member of the same controlled groups within the meaning of Code § 409(1)(4). Preferred stock does not qualify under the Plan.

2.16 “Compensation” or “Testing Compensation” means the following:

(a) (i) W-2 Wages – Compensation or Testing Compensation is defined as the total of all amounts paid to a Participant for the Plan Year by the Company for personal services as reported on the Participant’s Federal Income Tax Withholding Statement (Form W-2), and shall include elective deferrals as defined in § 402(g)(3) of the Code and any amount contributed or deferred at the election of the Participant and not includible in the gross income of the Participant by reason of §§ 125, 132(f)(4) or 457 of the Code.

(ii) Section 3401(a) Wages. Compensation or Testing Compensation is defined as wages within the meaning of § 3401(a) for the purposes of income tax withholding at the source but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in § 3401(a)(2)).

(iii) 415 Safe-Harbor Compensation. Compensation or Testing Compensation is defined as wages, salaries, differential wage payments under § 3401(h), and fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the employer maintaining the plan to the extent that the amounts are includible in gross income (including, but not limited to, commissions paid salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements, or other expense allowances under a non-accountable plan (as described in § 1.62-2(c)of the Income Tax Regulations), and excluding the following:

(A) Employer contributions (other than elective contributions described in § 402(e)(3), § 408(k)(6), § 408(p)(2)(A)(i), or § 457(b)) to a plan of deferred compensation (including a simplified employee pension described in § 408(k) or a simple retirement account described in § 408(p), and whether or not qualified) to the extent such contributions are not includible in the employee’s gross income for the taxable year in which contributed, and any distributions (whether or not includible in gross income when distributed) from a plan of deferred compensation (whether or not qualified), other than, if the employer so elects in Adoption Agreement, amounts received during the year by an employee pursuant to a nonqualified unfunded deferred compensation plan to the extent includible in gross income;

(B) Amounts realized from the exercise of a non-statutory stock option (that is, an option other than a statutory stock option as defined in § 1.421-1(b) of the Income Tax Regulations), or when restricted stock (or property) held by the employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

(C) Amounts realized from the sale, exchange or other disposition of stock acquired under a statutory stock option;

(D) Other amounts that receive special tax benefits, such as premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the employee and are not salary reduction amounts that are described in § 125);

(E) Other items of remuneration that are similar to any of the items listed in (A) through (D).

Compensation earned while employed in a classification not eligible to participate in the Plan under Section 3.1(b), (c) and (d) and prior to the Entry Date an Employee becomes a Participant shall be excluded, if elected in the Adoption Agreement.

For purposes of Section 5.4, Compensation shall exclude items elected in the Adoption Agreement.

(b) In addition to other applicable limitations set forth in the Plan, and notwithstanding any other provision of the Plan to the contrary, Compensation or Testing Compensation for any Participant taken into account under the Plan shall not exceed the compensation limit in § 401(a)(17) of the Code. The Compensation or Testing Compensation of each Participant taken into account for determining all benefits under the Plan for the Plan Year shall not exceed $275,000 for the 2018 Plan Year, as adjusted for increases in the cost of living in accordance with § 401(a)(17)(B) of the Code. If a determination period consists of fewer than 12 months, the applicable annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12.

(c) Compensation paid after the date on which an Employee ceases to be an Employee shall be disregarded; provided however, amounts paid to a terminated Employee within the later of 2 1⁄2 months after termination or the end of the Limitation Year that includes the date of severance from employment and fitting one of the following categories shall constitute Post Severance Compensation unless Employee elects an Adoption Agreement otherwise:

(i) (A) the payment is regular Compensation for service during the Employee’s regular working hours or Compensation for services outside the Employee’s regular working hours (such as overtime or shift differential) commissions, bonuses or other similar payments; and (B) the payment would have been paid to the Employee prior to a severance from employment if the Employee had continued in employment with the Company;

(ii) the payment is for unused accrued bona fide sick, vacation or other leave, but only if the Employee would have been able to use the leave if employment had continued; or

(iii) the payment is from a nonqualified unfunded deferred compensation plan, but only if the payment would have been paid to the Employee at the same time if the Employee had continued in employment with the Company and only to the extent that the payment is includible in the employee’s gross income.

Any payments including severance pay or parachute payments within the meaning of § 280G(b)(2) of the Code that are not described above are not considered Compensation if paid after severance from employment with the employer, even if paid within the time period described above.

(d) Compensation shall include payments in the case of an individual who does not currently perform services for the employer by reason of qualified military service to the extent those payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the employer rather than entering qualified military service (within the meaning of § 414(u)(1) of the Code).

2.17 “Differential Wage Payment” means differential wage payment as defined by Code §3401(h)(2).

2.18 “Direct Rollover” means a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

2.19 “Disability” means, as the Employer elects in its Adoption Agreement, the basic Plan definition or an alternative definition, as defined below. A Participant who incurs a Disability is “disabled.”

(a) Basic Plan Definition. Disability means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months. The permanence and degree of such impairment must be supported by Participant qualifying for benefits under the federal Social Security Act.

(b) Alternative Definition. The Employer in its Adoption Agreement may specify any alternative definition of Disability.

(c) Administration. For purposes of this Plan, a Participant is disabled on the date the Plan Administrator determines the Participant satisfies the definition of Disability. If elected in the Adoption Agreement, the Plan Administrator may require a Participant to submit to a physical examination in order to confirm the Participant’s Disability. The Plan Administrator will apply the provisions of this Section 2.20 in a nondiscriminatory, consistent, and uniform manner.

2.20 “Distributee” means an Employee, former Employee, an Employee’s or former Employee’s surviving spouse (and the Employee’s or former Employee’s spouse or former spouse who is the Alternate Payee under a Qualified Domestic Relations Order) or an Employee’s or former Employee’s beneficiary who receives a distribution of benefits under the Plan.

2.21 “DOL” means the U.S. Department of Labor.

2.22 “Domestic Relations Order” means any judgment, decree or order (including approval of a property settlement agreement) made pursuant to a State domestic relations or community property law, which relates to the provision of child support, alimony payments or property rights to an Alternate Payee.

“Qualified Domestic Relations Order” means a Domestic Relations Order that:

(a) assigns to, creates or recognizes the existence of an Alternate Payee’s right to receive all or a portion of the benefits payable to a Participant hereunder;

(b) specifies (i) the name and last known mailing address (if any) of the Participant and the name and mailing address of each Alternate Payee, (ii) the amount or percentage of the Participant’s benefits to be paid to each Alternate Payee, or the manner in which such amount is to be determined, (iii) the number of payments or the period to which the order applies; and

(c) does not require (i) any form or type of benefit or any other option not available under this Plan, (ii) the Plan to provide benefits greater in value than the actuarial equivalent of the benefits otherwise provided hereunder and (iii) any payment which would be in conflict with a payment required to be made to another Alternate Payee under the terms of a prior Qualified Domestic Relations Order.

“Alternate Payee” means any spouse, former spouse, child or other dependent of a Participant who is recognized by a Domestic Relations Order as having a right to receive all or a portion of a Participant’s benefits under the Plan.

2.23 “Early Retirement Age” means the date, if any, chosen in the Adoption Agreement. “Early Retirement Date” means the date a Participant terminates Service after Early Retirement Age.

2.24 “Effective Date” means the date the Employer elects in the Adoption Agreement.

2.25 “Eligibility Computation Period” means the twelve-consecutive month period beginning on the first day that an Employee is entitled to be credited with an Hour of Service, and subsequent 12-month periods beginning on the first day of the Plan Year occurring during an Employee’s initial Eligibility Computation Period. In the case of an Employee who has a Break in Service, the Eligibility Computation Period is determined beginning on the date an Employee first completed an Hour of Service with the Company immediately following such Break in Service.

2.26 “Eligible Retirement Plan” means an eligible retirement plan account described in § 408(a) of the Code, an individual retirement annuity described in § 408(b) of the Code, an annuity plan described in § 403(a) or § 403(b)of the Code, a Roth IRA described in § 408A(b) of the Code, a qualified plan described in § 401(a) of the Code that accepts the distributee’s Eligible Rollover Distribution, or an eligible plan under § 457(b) of the Code that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and that agrees to account separately for amounts transferred into such plan from this Plan.

2.27 “Eligible Rollover Distribution” means any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include:

(a) any distribution that is one of a series of substantially equal periodic payments (made not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated Beneficiary, or for a specified period of ten years or more;

(b) any distribution to the extent such distribution is required under § 401(a)(9) of the Code;

(c) the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities);

(d) any distribution made upon hardship of an Employee; and

(e) other items designated not to be eligible rollover distributions by regulation, revenue ruling, notice or other guidance issued by the Department of the Treasury.

After-tax employee contributions which are not includible in gross income may be rolled over to an individual retirement account or annuity described in § 408(a) or (b) of the Code, a qualified defined contribution plan or defined benefit plan described in § 401(a) or 403(a) of the Code or a 403(b) tax-sheltered annuity as described in § 402(c)(2)(A) of the Code that agrees to separately account for amounts so transferred including separately accounting for the portion of such distribution which is includable in gross income and the portion of such distribution which is not so includable.

2.28 “Employee” means any person employed by the Company, including an officer, shareholder, or director, who is on the regular payroll of the Company and is treated and/or classified by the Company as an employee for purposes of employment taxes, and wage withholding for Federal income taxes. If an individual is not considered to be an employee of the Company in accordance with the preceding sentence, a subsequent determination by the Company, any governmental agency, or court, that an individual is an employee of the Company, even if such determination is applicable to prior years, will not have retroactive effect for purposes of the Plan. Employee shall also include any other person required to be aggregated under § 414(b), (c), (m) or (o) of the Code.

For purposes of this provision only employees of the Employer or Participating Employer are eligible to participate in the Plan.

(a) “Leased Employee” means an individual (who otherwise is not an Employee of the Employer) who, pursuant to an agreement between the Employer and any other person (the “leasing organization”), has performed services for the Employer (or for the Employer and any persons related to the Employer within the meaning of Code §144(a)(3)) on a substantially full-time basis for at least one year and who performs such services under primary direction or control of the Employer within the meaning of Code §414(n)(2). Except as described in Section 2.28(a)(i), a Leased Employee is an Employee for purposes of the Plan. For purposes of this Plan, a Leased Employee is an Excluded Employee. “Compensation” in the case of an out-sourced worker who is an Employee or a Leased Employee includes Compensation from the leasing organization which is attributable to services performed for the Employer.

(i) Safe Harbor Plan Exception. A Leased Employee is not an Employee for Plan purposes if the leasing organization covers the employee in a safe harbor plan and, prior to application of this safe harbor plan exception, 20% or fewer of the NHCEs, excluding those NHCEs who do not satisfy the “substantially full-time” standard of Code §414(n)(2)(B), are Leased Employees. A safe harbor plan is a Money Purchase Pension Plan providing immediate participation, full and immediate vesting, and a nonintegrated contribution formula equal to at least 10% of the employee’s compensation, without regard to employment by the leasing organization on a specified date. The safe harbor plan must determine the 10% contribution on the basis of compensation as defined in Code §415(c)(3) including Elective Deferrals.

(ii) Other Requirements. The Plan Administrator must apply this Section 2.28 in a manner consistent with Code §§414(n) and 414(o) and the regulations issued under those Code sections. The Plan Administrator for 415 testing under Article Five, for satisfaction of the Top-Heavy Minimum Allocation under Article Eight will treat contributions or benefits provided to a Leased Employee under a plan of the leasing organization, and which are attributable to services performed by the Leased Employee for the Employer, as provided by the Employer.

(b) “Eligible Employee” means an Employee other than an Excluded Employee.

(c) “Excluded Employee” means as the Plan provides or as the Employer elects in its Adoption Agreement, any Employee, or class or group of Employees, not eligible to participate in the Plan, or as to any contribution type, as the context requires. The Employer may not impose a maximum age in defining Excluded Employees.

(i) Collective Bargaining Employees. If the Employer elects in its Adoption Agreement to exclude Collective Bargaining Employees from eligibility to participate, the exclusion applies to any Employee included in a unit of Employees covered by an agreement which the Secretary of Labor finds to be a collective bargaining agreement between employee representatives and one or more employers if: (a) retirement benefits were the subject of good faith bargaining; and (b) two percent or fewer of the employees covered by the agreement are “professional employees” as defined in Treas. Reg. §1.410(b)-9, unless the collective bargaining agreement requires the Employee to be included within the Plan. The term “employee representatives” does not include any organization more than half the members of which are owners, officers, or executives of the Employer.

(ii) Part-Time/Temporary/Seasonal Employees. The Employer in its Adoption Agreement may elect to exclude any Employees who it defines in the Adoption Agreement as “part-time,” “temporary” or “seasonal” based on their regularly scheduled Service being less than a specified number of Hours of Service during a relevant Eligibility Computation Period. Notwithstanding any such exclusion, if the Part-Time, Temporary or Seasonal Excluded Employee actually completes at least 1,000 Hours of Service in the relevant Eligibility Computation Period, the affected Excluded Employee is no longer an Excluded Employee and will enter the Plan on the next Entry Date following completion of the Eligibility Computation Period in which he/she completed 1,000 Hours of Service, provided the Employee is employed by the Employer on that Entry Date.

(iii) Nonresident Alien. If the Employer elects in its Adoption Agreement to exclude Nonresident Aliens from Eligibility to participate in the Plan, the exclusion applies to any Nonresident Alien Employee who does not receive any earned income as defined in Code § 911(d)(2) from the Employer.

(d) HCE. HCE means a highly compensated Employee, defined under Code §414(q) as an Employee who satisfies one of Sections 2.28(d) below. See Section 2.37.

(i) More than 5% owner. During the Plan Year or during the preceding Plan Year, the Employee is a more than 5% owner of the Employer (applying the constructive ownership rules of Code §318 as modified by Code §416(i)(1)(B)(iii)(I), and applying the principles of Code §318 as modified by Code §416(i)(1)(B)(iii)(I), for an unincorporated entity).

(ii) Compensation Threshold. During the preceding Plan Year (or in the case of a short Plan Year, the immediately preceding 12 month period) the Employee had Testing Compensation in excess of $80,000 (as adjusted for the relevant year by the Commissioner of Internal Revenue at the same time and in the same manner as under Code §415(d), except that the base period is the calendar quarter ending September 30, 1996) and, if the Employer under its Adoption Agreement makes the top-paid group election, was part of the top-paid 20% group of Employees (based on Compensation for the preceding Plan Year).

(iii) Top-paid Group and Calendar Year Data. The Plan Administrator must make the determination of who is an HCE, including the determinations of the number and identity of the top-paid 20% group, consistent with Code §414(q) and regulations issued under that Code section. The Employer in its Adoption Agreement may make a calendar year data election to determine the HCEs for the Plan Year, as prescribed by Treasury regulations or by other guidance published in the Internal Revenue Bulletin. A calendar year data election must apply to all plans of the Employer which reference the HCE definition in Code §414(q). For purposes of this Section 2.29(d)(iii), if the current Plan Year is the first year of the Plan, then the term “preceding Plan Year” means the 12-consecutive month period immediately preceding the current Plan Year.

(iv) Highly compensated former employee. The determination of highly compensated former employee status and the rules applicable thereto are determined in accordance with Temporary Reg. §1.414(q)-1T, A-4 and Notice 97-45.

(e) NHCE. NHCE means a nonhighly compensated employee, which is any Employee who is not an HCE.

(f) Differential Wage Payment recipient. For years beginning after December 31, 2008, an individual receiving a Differential Wage Payment from the Employer is treated as an Employee of the Employer.

2.29 Employer. Employer means the Company as stated in the Adoption Agreement that has adopted the Plan and each Signatory Employer, Related Employer, and Participating Employer as the Plan indicates or as the context requires. The Plan cannot be a multiple employer plan.

(a) Signatory Employer. The Signatory Employer is the Employer who establishes a Plan that is offered by this pre-approved Provider by executing an Adoption Agreement. The Employer for purposes of acting as Plan Administrator, making Plan amendments, restating the Plan, terminating the Plan or performing other ERISA settlor functions, means the Signatory Employer and does not include any Related Employer or Participating Employer. The Signatory Employer also may terminate the participation in the Plan of any Participating Employer upon written notice. The Signatory Employer will provide such notice not less than 30 days prior to the date of termination unless the Signatory Employer determines that the interest of Plan Participants requires earlier termination.

(b) Related Group/Related Employer. A Related Group is a controlled group of corporations (as defined in Code §414(b)), trades or businesses (whether or not incorporated) which are under common control (as defined in Code §414(c)), an affiliated service group (as defined in Code §414(m)) or an arrangement otherwise described in Code §414(o). Each Employer/member of the Related Group is a Related Employer. The term “Employer” includes every Related Employer for purposes of crediting Service and Hours of Service, determining Years of Service and Breaks in Service under Articles Three and Six, determining Separation from Service, applying the coverage test under Code §410(b), applying the Annual Additions Limit and nondiscrimination testing in Article Five, applying the top-heavy rules and the minimum allocation requirements of Article Eight, applying the definitions of Employee, HCE, Testing Compensation (except as the Employer may elect in its Adoption Agreement relating to allocations) and Leased Employee, and for any other purpose the Code or the Plan require.

(c) Participating Employer. Participating Employer means any corporation that both (1) agrees to participant in the Plan, and (2) is a member of the same controlled group of corporations as the Employer within the meaning of Code § 1563(a) (as modified by subparagraphs (B) and (C) of Code § 409(l)(4) and as determined without regard to §§ 1563(a)(4) and 1563(e)(3)(C). Only a Participating Employer may contribute to the Plan. A Participating Employer is an Employer for all purposes of the Plan except as provided in Section 2.29(a).

2.30 Employer Contribution means a nonelective contribution to the Company Stock Account and/or the Company Other Contribution Account. Employee contributions are not permitted.

2.31 Entry Date means the date(s) the Employer elects in its Adoption Agreement upon which an Eligible Employee who has satisfied the Plan’s eligibility conditions and who remains employed by the Employer on the Entry Date, commences participation in the Plan or in a part of the Plan.

2.32 EPCRS means the IRS’s Employee Plans Compliance Resolution System for resolving plan defects, or any successor program.

2.33 “ERISA” means the Employee Retirement Income Security Act of 1974 (P.L. 93-406), as amended from time to time.

2.34 “Exempt Loan” means an Acquisition Loan made to the Trust by a disqualified person (as defined in § 4975(e)(2) of the Code) or a loan to the Trust that is guaranteed by a disqualified person, which Acquisition Loan satisfies the requirements of ERISA and the Code and the regulations thereunder and as more fully described in Section 12.1. An Exempt Loan shall be used primarily for the benefit of Participants and their Beneficiaries.

2.35 “Financed Shares” means shares of Company Stock acquired with the proceeds of an Acquisition Loan.

2.36 “Five-Year Break in Service” means five consecutive Breaks in Service.

2.37 “Highly Compensated Employee” means any Employee who is described in this Section 2.37. The determination of whether an Employee is a Highly Compensated Employee will be made in accordance with § 414(q) of the Code.

(a) Highly Compensated Employee means any Employee who:

(i) was at any time during the Plan Year or preceding Plan Year a 5% owner of the Company; or

(ii) for the preceding Plan Year (A) received Compensation from the Company and all Affiliated Companies that in the aggregate is in excess of $120,000 for the 2018 Plan Year and (B) if so elected by the Company in the Adoption Agreement by amendment to the Plan, was in the Top Paid Group of Employees for the preceding Plan Year.

(b) The dollar limit described in Section 2.37(a)(ii) shall be adjusted in accordance with governmental regulations prescribing the method and amount of such adjustments, including adjustments for a short Plan Year.

(c) For purposes of this Section, “Top Paid Group of Employees” means the group consisting of the top 20% of Employees of the Company and all Affiliated Companies for a Plan Year, when ranked on the basis of Testing Compensation paid during such year. Solely for purposes of determining the number of Employees to be included in such group, the following Employees will be excluded:

(i) Employees who have not completed six months of employment;

(ii) Employees who are normally scheduled to complete fewer than 17 1⁄2 hours per week;

(iii) Employees who normally work not more than six months during any year;

(iv) Employees who have not attained the age of 21; and

(v) Employees covered by a collective bargaining agreement (except as may be otherwise provided by regulations).

The Company may make a top-paid group election by so electing in the Adoption Agreement. Once made, this election applies for all subsequent Plan Years unless changed by the Company and reflected by Plan amendment.

2.38 “Hour of Service” means each hour for which an Employee is paid or is entitled to be paid for services to the Company or an Affiliated Company and each hour for which an Employee is directly or indirectly paid or is entitled to be paid for a period of vacation, holiday, illness, disability, lay-off, jury duty, temporary military duty, union-authorized lost time or leave of absence.

No Hours of Service shall be credited on account of payments made solely under a plan maintained to comply with workers’ compensation, unemployment compensation or state disability laws. Each hour for which back pay (ignoring any mitigation of damages) is either awarded or agreed to by the Company is an Hour of Service. No more than 501 Hours of Service shall be credited for one continuous period during which an Employee does not perform duties. The crediting of Hours shall be applied under the rules of paragraphs (b) and (c) of Section 2530.200b of the U.S. Department of Labor’s regulations under Title I of ERISA which regulations are herein incorporated by reference.

(a) Method of Crediting Hours of Service. The Employer must elect in its Adoption Agreement the method the Plan Administrator will use in crediting an Employee with Hours of Service and the purpose for which the elected method will apply.

(i) Actual Method. Under the Actual Method as determined from records, an Employee receives credit for Hours of Service for hours worked and hours for which the Employer makes payment or for which payment is due from the Employer.

(ii) Equivalency Method. Under an Equivalency Method, for each equivalency period for which the Plan Administrator would credit the Employee with at least one Hour of Service, the Plan Administrator will credit the Employee with: (a) 10 Hours of Service for a daily equivalency; (b) 45 Hours of Service for a weekly equivalency; (c) 95 Hours of Service for a semi-monthly payroll period equivalency; and (d) 190 Hours of Service for a monthly equivalency.

(iii) Elapsed Time Method. Under the Elapsed Time Method, an Employee receives credit for Service for the aggregate of all time periods (regardless of the Employee’s actual Hours of Service) commencing with the Employee’s Employment Commencement Date, or with his/her Re-Employment Commencement Date, and ending on the date a Break in Service begins in accordance with Treas. Reg. §1.410(a)-7. In applying the Elapsed Time Method, the Plan Administrator will credit an Employee’s Service for any Period of Severance of less than 12-consecutive months and will express fractional periods of Service in days.

(A) Elapsed Time- Break in Service. Under the Elapsed Time Method, a Break in Service is a Period of Severance of at least 12 consecutive months. In the case of an Employee who is absent from work for maternity or paternity reasons, the 12-consecutive month period beginning on the first anniversary of the first date the Employee is otherwise absent from Service does not constitute a Break in Service.

(B) Elapsed Time- Period of Severance. A Period of Severance is a continuous period of time during which the Employee is not employed by the Employer. The continuous period begins on the date the Employee retires, quits, is discharged, or dies or if earlier, the first 12-month anniversary of the date on which the Employee otherwise is absent from Service for any other reason (including disability, vacation, leave of absence, layoff, etc.).

(C) Elapsed Time- Year of Service. For purposes of any plan provision which refers to Year of Service and does not specifically reference the Elapsed Time Method, the plan will credit a Participant with a Year of Service for each 1-year period of service or 365 days of service, as described in Treas. Reg. §1.410(a)-7, as modified by relevant elections in the Adoption Agreement.

(b) Maternity/Paternity Leave/Family and Medical Leave Act. Solely for purposes of determining whether an Employee incurs a Break in Service under any provision of this Plan, the Plan Administrator must credit Hours of Service during the Employee’s unpaid absence period: (1) due to maternity or paternity leave; or (2) as required under the Family and Medical Leave Act. An Employee is on maternity or paternity leave if the Employee’s absence is due to the Employee’s pregnancy, the birth of the Employee’s child, the placement with the Employee of an adopted child, or the care of the Employee’s child immediately following the child’s birth or placement. The Plan Administrator credits Hours of Service under this Section 2.38(b) on the basis of the number of Hours of Service for which the Employee normally would receive credit or, if the Plan Administrator cannot determine the number of Hours of Service the Employee would receive credit for, on the basis of 8 hours per day during the absence period. The Plan Administrator will credit only the number (not exceeding 501) of Hours of Service necessary to prevent an Employee’s Break in Service. The Plan Administrator credits all Hours of Service described in this Section 2.38(b) to the computation period in which the absence period begins or, if the Employee does not need these Hours of Service to prevent a Break in Service in the computation period in which his/her absence period begins, the Plan Administrator credits these Hours of Service to the immediately following computation period.

(c) Qualified Military Service. Hour of Service also includes any Service the Plan must credit for eligibility, vesting, contributions and benefits in order to satisfy the crediting of Service requirements of Code §414(u).

2.39 “Independent Appraiser” means any appraiser meeting requirements similar to the requirements of the regulations prescribed under § 170(a)(1) of the Code and any requirements of regulations prescribed under § 3(18) of ERISA.

2.40 “IRS” means the Internal Revenue Service.

2.41 “Leased Employee” see Section 2.28(a).

2.42 “Limitation Year” means the Plan Year or such other 12-consecutive-month period as may be designated by the Company from time to time by resolution of its Board of Directors, and as elected in the Adoption Agreement.

2.43 “Named Fiduciary”. The Named Fiduciary is the Employer. The Employer in writing also may designate the Plan Administrator (if the Plan Administrator is not the Employer) and other persons as additional Named Fiduciaries. If the Plan is a restated Plan and under the prior plan document a different Named Fiduciary is in place, this Section 2.43 becomes effective on the date the Employer executes this restated Plan unless the Employer designates otherwise in writing.

2.44 “Nonelective Contribution”. Nonelective Contribution means a fixed or discretionary Employer Contribution which is not a matching contribution or a money purchase pension contribution.

(A) Fixed Nonelective Contribution. Fixed Nonelective Contribution means a Nonelective Contribution which the Employer, subject to satisfaction of allocation conditions, if any, must make pursuant to a formula (based on Compensation of Participants who will receive an allocation of the contributions or otherwise) in the Adoption Agreement.

(B) Discretionary Nonelective Contribution. Discretionary Nonelective Contribution means a Nonelective Contribution which the Employer in its sole discretion elects to make to the Plan.

2.45 “Normal Retirement Age” means the date selected by the Employer in the Adoption Agreement. “Normal Retirement Date” is the date a Participant terminates Service after Normal Retirement Age or the date a Participant reaches Normal Retirement Age after termination of Service.

2.46 “Participant” means any eligible Employee who becomes a Participant in the Plan as provided in Article Three. An Employee ceases to be a Participant when all vested funds in his or her Company Contribution Account and Company Stock Account have been distributed.

2.47 “Plan”. Plan means the retirement plan established or continued by the Employer in the form of this Non-Standardized, Non-Mass Submitter Plan, including the Adoption Agreement under which the Employer has elected to establish this Plan. The Employer must designate the name of the Plan in its Adoption Agreement. An Employer may execute more than one Adoption Agreement offered under this Plan, each of which will constitute a separate Plan and Trust established or continued by that Employer. All section references within this basic plan document are Plan section references unless the context clearly indicates otherwise. The Plan includes any Appendix permitted by the basic plan document or by the Employer’s Adoption Agreement and which the Employer attaches to its Adoption Agreement.

2.48 “Plan Administrator” means the person or persons appointed by the Board of Directors to supervise the administration of the Plan as provided in Article Ten, or if no person is appointed by the Board of Directors, the Company.

2.49 “Plan Year” means the consecutive twelve-month period as elected in the Adoption Agreement.

2.50 “Predecessor Employer/Predecessor Plan”.

(A) Predecessor Employer. A Predecessor Employer is an employer that previously employed one or more of the Employees.

(B) Predecessor Plan. A Predecessor Plan is a Code §401(a) or §403(a) qualified plan the Employer terminated within the five-year period beginning before or after the Employer establishes this Plan, as described in Treas. Reg. §1.411(a)-5(b)(3)(v)(B).

2.51 “Protected Benefit”. Protected Benefit means any accrued benefit described in Treas. Reg. §1.411(d)-4, including any optional form of benefit provided under the Plan which may not, (except in accordance with such regulations) be reduced, eliminated or made subject to Employer discretion.

2.52 “QDRO”. QDRO means a qualified domestic relations order under Code §414(p).

2.53 “Qualified Military Service”. Qualified Military Service means qualified military service as defined in Code §414(u)(5). Notwithstanding any provision in the Plan to the contrary, as to Qualified Military Service, the Plan will credit Service under Section 2.38, the Employer will make contributions to the Plan and the Plan will provide benefits in accordance with Code §414(u).

2.54 “Reasonable Rate of Interest” means the lowest prime rate of interest as reported by The Wall Street Journal or similar authority, adjusted monthly, quarterly, semi-annually, or annually as of the anniversary date as applicable, unless such rate is unreasonable as determined by the Plan Administrator, in which case the Plan Administrator shall determine a Reasonable Rate of Interest.

2.55 “Restated Plan”. A Restated Plan means a plan the Employer adopts in substitution for, and in amendment of, an existing plan, as the Employer elects in its Adoption Agreement. If a Participant incurs a Separation from Service or Severance from Employment before the Employer executes the Adoption Agreement as a Restated Plan, the provisions of the Restated Plan do not apply to the Participant unless he/she has an Account Balance as of the execution date or unless the Employer rehires the Participant.

2.56 “Rollover Contribution”. A Rollover Contribution means an amount of cash or property (including a participant loan from another plan) which the Code permits an Eligible Employee or Participant to transfer directly or indirectly to this Plan from another Eligible Retirement Plan (or vice versa) within the meaning of Code §402(c)(8)(B) and Section 6.08(F)(2). A Rollover Contribution to the Plan is not permitted.

2.57 “S Corporation Distributions” means a distribution received by the Plan from the Company in respect of the Company’s earnings and profits for any period in which the shareholders of the Company have elected to be taxed under Subchapter S of the Code.

2.58 “Separation from Service/Severance from Employment”. Separation from Service means an event after which the Employee no longer has an employment relationship with the Employer maintaining this Plan or with a Related Employer. The Plan applies Separation from Service for all purposes except as otherwise provided. For purposes of distribution of restricted 401(k) accounts, the application of Post-Severance Compensation and top-heavy look-back period distributions, the plan will apply the definition of Severance from Employment under EGTRRA §646 (as modified for Code §415 purposes in applying the parent-subsidiary controlled group rules).

2.59 “Service” means any period of time the Employee is in the employ of the Employer, including an period the Employee is on an unpaid leave of absence authorized by the Employer under a uniform, nondiscriminatory policy applicable to all Employees.

(a) Related Employer Service. See Section 2.30.

(b) Predecessor Employer/Plan Service. If the Employer maintains (by adoption, plan merger or Transfer) the plan of a Predecessor Employer, service of the Employee with the Predecessor Employer is Service with the Employer. If the Employer maintained a Predecessor Plan, for purposes of vesting Service, the Plan Administrator must count service credited to any Employee covered under the Predecessor Plan. If the Employer in its Adoption Agreement elects to disregard vesting Service prior to the time that the Employer maintained the Plan, the Plan Administrator will treat a Predecessor Plan as the Plan for purposes of such election.

(c) Elective Service Crediting. If the Employer does not maintain the plan of a Predecessor Employer, the Plan does not credit Service with the Predecessor Employer, unless the Employer in its Adoption Agreement (or in a Participation Agreement, if applicable) elects to credit designated Predecessor Employer Service and specifies the purposes for which the Plan will credit service with that Predecessor Employer. Unless the Employer under its Adoption Agreement provides for this purpose specific Entry Dates, an Employee who satisfies the Plan’s eligibility condition(s) by reason of the crediting of predecessor service will enter the Plan in accordance with the provisions of Article Three as if the Employee were a re-employed Employee on the first day the Plan credits predecessor service.

2.60 “Special Fiduciary” means the person or entity appointed by the Board of Directors pursuant to Article Eleven to serve as the fiduciary of the Trust with respect to transactions or matters within the scope of his, her or its appointment.

2.61 “Successor Plan”. Successor Plan means a plan in which at least 50% of the Eligible Employees for the first Plan Year were eligible under a cash or deferred arrangement maintained by the Employer in the prior year, as described in Treas. Reg. §1.401k-2(c)(2)(iii).

2.62 “Taxable Year”. Taxable Year means the taxable year of a Participant or of the Employer as the context requires.

2.63 “Transfer”. Transfer means the Trustee’s movement of Plan assets from the Plan to another plan (or vice versa) directly as between the trustees and not by means of a distribution. A Transfer may be an elective transfer or a nonelective transfer. A Direct Rollover under Section 7.10 is not a Transfer. The Plan will not accept a transfer of assets from a plan subject to the survivor annuity rules of Code sections 411(a)(11) and 417.

2.64 “Trust” or “Trust Fund” means the trust created by the Trust Agreement, and the fund that comprises the Trust Assets held thereunder.

2.65 “Trust Agreement” means the Employee Stock Ownership Trust Agreement between the Company and the Trustee, which Trust Agreement creates the Trust.

2.66 “Trust Assets” means the Company Stock and other assets held in the Trust for the benefit of Participants.

2.67 “Trustee” means one or more corporate persons and/or individuals selected from time to time by the Board of Directors to serve as trustee or co-trustee of the Trust Fund.

2.68 “Unallocated Stock Suspense Account” means an Account containing Company Stock acquired with the proceeds of an Exempt Loan which Company Stock has not been released from such Account and allocated to Participants’ Company Stock Accounts.

2.69 “USERRA” means the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended.

2.70 “Valuation Date” means the Accounting Date, such additional dates as the Employer in its Adoption Agreement may elect, and any other date that the Plan Administrator designates for the valuation of the Trust Fund.

2.71 “Vested” means a Participant or a Beneficiary has an unconditional claim, legally enforceable against the Plan, to the Participant’s Account Balance or Accrued Benefit or to a portion thereof if not 100% Vested. Vesting means the degree to which a Participant is Vested in one or more Accounts.

2.72 “Pre-Approved Plan” means a plan that is made available by a Provider for adoption by employers.

2.73 “Year of Service” means a Plan Year during which an Employee completes 1,000 or more Hours of Service.

ARTICLE THREE—ELIGIBILITY AND PARTICIPATION

3.1 Eligibility. Each Eligible Employee becomes a Participant in the Plan in accordance with the eligibility conditions the Employer elects in its Adoption Agreement.

(a) Maximum Age and Years of Service. For purposes of an Eligible Employee’s participation in the Plan, the Plan may not impose an age condition exceeding age 21 and may not require completion of more than one Year of Service.

(b) New Plan. Any Eligible Employee who has satisfied the Plan’s eligibility conditions and who has reached his or her Entry Date as of the Effective Date is eligible to participate as of the Effective Date, provided he or she is employed by the Employer on that date. Any other Eligible Employee becomes eligible to participate: (1) upon satisfaction of the eligibility conditions and reaching his or her Entry Date; or (2) upon reaching his or her Entry Date if such Employee had already satisfied the eligibility conditions prior to the Effective Date.

(c) Restated Plan. Unless the Employer provides otherwise in the Adoption Agreement, if this Plan is a Restated Plan each Employee who was a Participant in the Plan on the day before the restated Effective Date shall continue as a Participant in the Restated Plan, irrespective of whether he or she satisfies the eligibility conditions of the Restated Plan

(d) Special Eligibility Effective Date (Dual Eligibility). The Employer in its Adoption Agreement may elect to provide a special Effective Date for the Plan’s eligibility conditions, with the effect that such conditions may apply only to Employees who are employed by the Employer on or as of a specified date.

3.2 Application of Service Conditions. The Plan Administrator will apply this Section 3.2 in administering the Plan’s eligibility service condition(s), if any.

(a) Definition of Year of Service. A Year of Service for purposes of an Employee’s participation in the Plan, means the applicable Eligibility Computation Period under Section 2.25, during which the Employee completes the number of Hours of Service (not exceeding 1,000) the Employer specifies in its Adoption Agreement, without regard to whether the Employer continues to employ the Employee during the entire Eligibility Computation Period.

(b) Counting Years of Service. For purposes of an Employee’s participation in the Plan, the Plan counts all of an Employee’s Years of Service, except as provided in Section 3.3.

(c) Entry Date. The Employer in its Adoption Agreement elects the Entry Date(s) and elects whether such Entry Date(s) are retroactive, coincident with or next following an Employee’s satisfaction of the Plan’s eligibility conditions.

(i) Definition of Entry Date. See Section 2.31.

(ii) Maximum delay in participation. An Entry Date may not result in an Eligible Employee who has satisfied the Plan’s eligibility conditions being held out of Plan participation longer than six months, or if earlier, the first day of the next Plan Year, following completion of the Code §410(a) maximum eligibility requirements.

(d) Alternative Service Conditions. The Employer in its Adoption Agreement may elect to impose for eligibility a condition of less than one Year of Service. If the Employer elects an alternative Service condition to one Year of Service, the Employer must elect in its Adoption Agreement the Hour of Service and other requirement(s), if any, after the Employee completes one Hour of Service. Under any alternative Service condition election, the Plan may not require an Employee to complete more than one Year of Service (1,000 Hours of Service in 12-consecutive months).

(e) Equivalency or Elapsed Time. If the Employer in its Adoption Agreement elects to apply the Equivalency Method or the Elapsed Time Method in applying the Plan’s eligibility Service condition, the Plan Administrator will credit Service in accordance with Sections 2.38.

3.3 Break In Service – Eligibility. The Plan Administrator will apply this Section 3.3 if any Break in Service rule applies for eligibility under the Plan.

(a) Definition of Break in Service. For purposes of this Article Three, an Employee incurs a Break in Service if during any applicable Eligibility Computation Period he or she does not complete more than 500 Hours of Service with the Employer. The Eligibility Computation Period under this Section 3.3 is the same as the Eligibility Computation Period the Plan uses to measure a Year of Service under Section 3.3. If the Plan applies the Elapsed Time Method of crediting Service under Section 2.38, a Participant incurs a Break in Service if the Participant has a Period of Severance of at least 12 consecutive months.

(b) One Year Hold-Out Rule-Participation. The Employer in its Adoption Agreement must elect whether to apply the “one year hold-out” rule under Code §410(a)(5)(C). Under this rule, a Participant will incur a suspension of participation in the Plan after incurring a one year Break in Service and the Plan disregards a Participant’s Service completed prior to a Break in Service until the Participant completes one Year of Service following the Break in Service. The Plan suspends the Participant’s participation in the Plan as of the first day of the Eligibility Computation Period following the Eligibility Computation Period in which the Participant incurs the Break in Service.

(i) Completion of one Year of Service. If a Participant completes one Year of Service following his or her Break in Service, the Plan restores the Participant’s pre-break Service and the Participant resumes active participation in the Plan retroactively to the first day of the Eligibility Computation Period in which the Participant first completes one Year of Service following his or her Break in Service.

(ii) Eligibility Computation Period. The Plan Administrator measures the Initial Eligibility Computation period under this Section 3.3(b) from the date the Participant first receives credit for an Hour of Service following the one year Break in Service. The Plan Administrator measures any Subsequent Eligibility Computation Periods, if necessary, in a manner consistent with the Employer’s Eligibility Computation Period election in its Adoption Agreement, using the Re-Employment Commencement Date in determining the Anniversary Year, if applicable.

(iii) Election to limit application to separated Employees. If the Employer elects to apply the one year hold-out rule, the Employer also may elect in its Adoption Agreement to limit application of the rule only to a Participant who has incurred a Separation from Service.

(iv) Application to Employee who did not enter. The Plan Administrator also will apply the one year hold-out rule, if applicable, to an Employee who satisfies the Plan’s eligibility conditions, but who incurs a Separation from Service and a one year Break in Service prior to becoming a Participant.

(v) No effect on vesting or Earnings. This Section 3.3(b) does not affect a Participant’s vesting credit under Article Six and, during a suspension period, the Participant’s Account continues to share fully in Earnings under Article Five.

(vi) USERRA. An Employee who has completed Qualified Military Service and who the Employer has rehired under USERRA, does not incur a Break in Service under the Plan by reason of the period of such Qualified Military Service.

(c) Rule of Parity- Eligibility. For purposes of Plan eligibility, the Plan does not apply the “rule of parity” under Code §410(a)(5)(D), unless the Employer in Adoption Agreement elects to apply the rule of parity.

3.4 Participation. A Participant shall share in Company Contributions under Section 4.1 for any Plan Year during which he or she meets the requirement elected in the Adoption Agreement. Notwithstanding the foregoing, if elected in the Adoption Agreement, a Participant need not meet such requirement as selected in the Adoption Agreement to share in such contributions.

3.5 Participation After Reemployment. A Participant whose employment with the Company is terminated and who subsequently again becomes an Employee shall be readmitted.

3.6 Participation Upon Re-Employment.

(a) Rehired Participant/Immediate Re-Entry. A Participant who incurs a Separation from Service will re-enter the Plan as a Participant on his or her Re-Employment Commencement Date (provided he or she is not an Excluded Employee), subject to any Break in Service rule, if applicable, under Section 3.3.

(b) Rehired Eligible Employee Who Had Satisfied Eligibility. An Eligible Employee who satisfies the Plan’s eligibility conditions, but who incurs a Break in Service prior to becoming a Participant, subject to any Break in Service rule, if applicable, under Section 3.3, will become a Participant on the later of: (1) the Entry Date on which he or she would have entered the Plan had he/she not incurred a Separation from Service; or (2) his or her Re-Employment Commencement Date.

(c) Rehired Eligible Employee Who Had Not Satisfied Eligibility. An Eligible Employee who incurs a Separation from Service prior to satisfying the Plan’s eligibility conditions becomes a Participant in accordance with the Employer’s Adoption Agreement elections. The Plan Administrator, for purposes of applying any shift in the Eligibility Computation Period, takes into account the Employee’s prior Service and the Employee is not treated as a new hire.

3.7 Change in Employment Status. The Plan Administrator will apply this Section 3.7 if the Employer in its Adoption Agreement elected to exclude any Employees as Excluded Employees.

(a) Participant Becomes an Excluded Employee. If a Participant has not incurred a Separation from Service but becomes an Excluded Employee, during the period of exclusion the Excluded Employee: will not share in the allocation of the applicable Employer Contributions (including a Top-Heavy Minimum Allocation under Section 8.3 if the Employee is excluded as to all contribution types) or Participant forfeitures, based on Compensation paid to the Excluded Employee during the period of exclusion; (ii) may not make Employee Contributions, Rollover Contributions or Designated IRA Contributions; and (iii) if the Plan is a 401(k) Plan and the Participant is an Excluded Employee as to Elective Deferrals, may not make Elective Deferrals as to Compensation paid to the Excluded Employee during the period of exclusion.

(i) Vesting, accrual, Break in Service and Earnings. A Participant who becomes an Excluded Employee under this Section 3.7(a) continues: (a) to receive Service credit for vesting under Article Six for each included vesting Year of Service; (b) to receive Service credit for applying any allocation conditions under Section 5.4 as to Employer Contributions accruing for any non-excluded period; (c) to receive Service credit in applying the Break in Service rules; and (d) to share fully in earnings under Article Five.

(ii) Resumption of Eligible Employee status. If a Participant who becomes an Excluded Employee subsequently resumes status as an Eligible Employee, the Participant will participate in the Plan immediately upon resuming eligible status, subject to the Break in Service rules, if applicable, under Section 3.3.

(b) Excluded Employee Becomes Eligible. If an Excluded Employee who is not a Participant becomes an Eligible Employee, he or she will participate immediately in the Plan if he or she has satisfied the Plan’s eligibility conditions and would have been a Participant had he or she not been an Excluded Employee during his or her period of Service. An Excluded Employee receives Service credit for eligibility, for allocation conditions under Section 3.2 (but the Plan disregards Compensation paid while excluded) and for vesting under Article Six for each included vesting Year of Service, notwithstanding the Employee’s Excluded Employee status.

3.8 Data. The Plan Administrator shall furnish each Employee who becomes a Participant in the Plan with a form containing such information as the Plan Administrator may desire, including the date of birth of the Employee and the Beneficiary designation of such Employee. Participants shall also provide the Plan Administrator with such other data as the Plan Administrator may consider necessary for the determination of the Employee’s rights and benefits under the Plan and shall otherwise cooperate fully with the Plan Administrator in the administration of the Plan.

3.9 Omission of Eligible Employee. If, in any Plan Year, any Employee who should be included as a Participant in the Plan is erroneously omitted and discovery of such omission is not made until after allocation of contributions for the Plan Year has been made, the Company shall take corrective action under the Employee Plans Compliance Resolution System (EPCRS) program.

3.10 Inclusion of Ineligible Employee. If, in any Plan Year, any Employee who should not have been included as a Participant in the Plan is erroneously included and discovery of such incorrect inclusion is not made until after an allocation of contributions for the Plan Year has been made, the Company shall take corrective action under the Employee Plans Compliance Resolution System (EPCRS) program.

3.11 Cessation of Active Participation. A Participant’s active participation in the Plan shall cease upon the termination of the Participant’s employment with the Company. Active participation shall also cease when a Participant is transferred to a classification of Employees not eligible to participate under Section 3.1. A Participant who is transferred to a classification of Employees not eligible to participate shall retain his or her Account and continue to be credited with Service under Section 6.2 of the Plan. However, Compensation after the date of transfer shall be excluded.

3.12 Transfer to Affiliated Company. A Participant who is transferred from the Company or an Affiliated Company that has adopted the Plan to an Affiliated Company that has not adopted the Plan shall retain his or her Account and all credits for Service under the Plan.

3.13 Election Not To Participate. Notwithstanding Section 3.2, an Employee may, subject to the approval of the Company and if elected in the Adoption Agreement, irrevocably elect not to participate in the Plan. The election not to participate must be communicated to the Company in writing at least 30 days before the beginning of a Plan Year. An Employee may be denied the ability to make an election not to participate in the Plan if the election may cause the Plan for any Plan Year to fail to satisfy one of the tests set forth in Sections 410(b)(1)(A), (B) or (C) of the Code.

ARTICLE FOUR—COMPANY CONTRIBUTIONS PURSUANT TO THIS PLAN

4.1 Company Contributions.

(a) Company Contributions for any Plan Year shall be in an amount determined by the Board of Directors in its sole discretion (which amount may be zero), provided that the Board of Directors shall direct that Company Contributions be made in an amount sufficient to allow the Trust Fund to satisfy any currently maturing obligations under any Acquisition Loan or, if such Acquisition Loan is from the Company, shall agree to extend the term of such Acquisition Loan so as to prevent default by the Trust under such Acquisition Loan. Company Contributions may be paid by the Company in cash or shares of Company Stock, as determined by the Board of Directors, provided however, that Company Contributions shall be paid in cash to the extent necessary for the Trust Fund to satisfy any currently maturing obligations under any Acquisition Loan.

(b) Company Contributions for any Plan Year shall be paid to the Trust Fund no later than the due date (including extensions thereof) for filing the Company’s income tax return for the fiscal year of the Company ending with or within such Plan Year. In no event shall the Company Contributions under this Section 4.1 for any Plan Year exceed the lesser of:

(i) the maximum amount the Company is permitted to deduct as an expense on its federal income tax return; or

(ii) the maximum amount that may be credited for such Plan Year in accordance with individual maximum annual addition limitations as set forth in Section 5.9.

4.2 Participant Contributions. No Participant shall be required or permitted to make any contributions to the Plan.

4.3 Trust Fund.

(a) Company Contributions to the Trust Fund in accordance with this Article Four shall constitute a fund held for the benefit of Participants and their Beneficiaries under and in accordance with this Plan. No part of the principal or income of the Trust Fund shall be used for, or diverted to, purposes other than for the exclusive benefit of such Participants and their Beneficiaries (including necessary administrative costs); provided, however, that in the case of a contribution made by the Company (i) as a mistake of fact, or (ii) for which a tax deduction is disallowed, in whole or in part by the Internal Revenue Service, or (iii) conditioned upon the initial qualification of the Plan under Section 401(a) of the Code and such initial qualification cannot be obtained, the Company shall be entitled to a refund of said contributions; provided however, earnings of the Plan and Trust attributable to such contribution are not returned to the Company, and any losses attributable thereto reduce the amount so returned.

(b) Any refund of contributions described in Section 4.3(a) must be made (i) within one year after payment of a contribution made as a mistake of fact, (ii) within one year after disallowance of the tax deduction, to the extent of such disallowance, or (iii) within one year after the date on which the initial qualification of the Plan is denied by the Internal Revenue Service, as the case may be.

ARTICLE FOUR A – MATCHING NONELECTIVE CONTRIBUTIONS FROM 401(K) PLANS

Section 4A.1 Definitions

“Matching Contribution” means a contribution by the Company to the Trust as elected by the Employer in the Adoption Agreement. Matching Contributions can be either designated as safe harbor matching contribution under Code Section 401(k)(12) or a non-safe harbor matching contribution as provided in the Adoption Agreement.

“Safe Harbor Nonelective Contributions” means a safe harbor nonelective contribution by the Company to the Trust as elected by the Employer in the Adoption Agreement. Safe Harbor Nonelective Contributions satisfy Code Section 401(k)(12).

Section 4A.2 Matching or Safe Harbor Contributions

Subject to the conditions and limitations of this Article, the Employer may contribute to the Trustee an amount, determined by the Board in its sole discretion, and designated as a Matching Contribution or Safe Harbor Nonelective Contribution in the Adoption Agreement and corresponding Account shall be established in the Trust under this Plan. A Matching or Safe Harbor NonElective Contribution will be allocated in accordance with Subsection 4A.3.

Matching or Safe Harbor Nonelective Contributions may be paid to the Trust in cash or in whole shares of Company Stock, as determined by the Board in its sole discretion.

Section 4A.3 Allocation of Matching or Safe Harbor Nonelective Contributions

Matching or Safe Harbor Nonelective Contributions shall be allocated to the Accounts of the Participants on whose behalf such contributions were made. If Matching or Safe Harbor Nonelective Contributions are used for the payment of principal and/or interest on an Acquisition Loan, each Participant’s Company Stock Account shall be credited with the Participant’s allocable share of Company Stock. Each Participant’s Company Stock Account shall be credited with the Participant’s allocable share of Company Stock contributed in-kind by the Company for the Plan Year or purchased and paid for by the Trustee out of the Participant’s Company Contribution Account attributable to Safe Harbor Contributions.

Section 4A.4 Limitations on Matching Contributions

The purpose of this Section 4A.4, Section 4A.5, Section 4A.6 and Section 4A.7 is to satisfy the requirements of Code §401(m). Consequently, any Matching Contributions made on behalf of a Participant each Plan Year will be limited in accordance with the following provisions.

The Actual Contribution Percentage for Participants who are Highly Compensated Employees for any Plan Year may not exceed the greater of:

(a)	125 percent of the Contribution Percentage for all other Participants for that same Plan Year; or

(b)	The lesser of:

(i)	200 percent of the Contribution Percentage for all other Participants for that same Plan Year, or

(ii)	The Contribution Percentage for all other Participants for that same Plan Year plus two percentage points.

The “Actual Contribution Percentage” for a specified group of Participants for any Plan Year means the average of the ratios, determined individually for each Participant in the group, of (A) to (B) where:

(A) Equals the Matching Contributions to be made on behalf of the Participant for that Plan Year; and

(B) Equals the Participant’s Testing Compensation for that Plan Year.

All or part of Participants’ deferrals compensation made or to be made for the Plan Year being tested may be included for purposes of determining the Actual Contribution Percentage for such Plan Year; provided that the requirements of Treas. Reg. §1.401(m)-2(a)(6) are satisfied. If the Plan Administrator determines the aggregate Matching Contributions allocable to any Highly Compensated Employee would exceed the Actual Contribution Percentage permitted for any Plan Year, the excess Matching Contributions will be calculated by first reducing the Actual Contribution Percentage of the Highly Compensated Employee with the highest Actual Contribution Percentage, which process may be repeated until total Matching Contributions allocable to Highly Compensated Employees do not exceed the permitted Actual Contribution Percentage. Once the aggregate excess Matching Contributions are determined, such contributions that cannot be allocated to the Highly Compensated Employees will be calculated in the order of their actual contribution amounts (including all contributions treated as Matching Contributions for purposes of determining the Actual Contribution Percentage), beginning with the highest contribution amount, to the extent necessary to eliminate all excess contributions. If any vested excess Matching Contributions have been made to the Trust and credited to Highly Compensated Employees’ Accounts, such contributions (adjusted for any Trust earnings or losses attributable to such contributions for such Plan Year) will be distributed to the Highly Compensated Employees according to the procedures described above. Any nonvested excess Matching Contributions made to the Trust will be removed from Highly Compensated Employees’ Accounts and allocated as a Regular Contribution for such Plan Year. The distributions and adjustment described in this paragraph generally will be made within two and one-half months following the end of the Plan Year in which the excess occurred, but in no event later than the last day of the Plan Year following such Plan Year.

Section 4A.5 Actual Contribution Percentage Safe Harbor Provisions

The Plan is treated as satisfying the Actual Contribution Percentage test under Code §401(m)(2) and Treas. Reg. §1.401(m)-2(a) with respect to Matching Contributions for the Plan Year if the following conditions are met:

(c)	For the entire Plan Year, a Safe Harbor Matching Contribution is contributed and allocated to Participants’ Accounts under this Plan or the 401(k) Plan.

(d)	Safe Harbor Matching Contributions contributed on behalf of Participants are nonforfeitable within the meaning of Treas. Reg. §1.401(k)-1(c).

(e)	Safe Harbor Matching Contributions contributed on behalf of Participants are subject to the withdrawal restrictions of Code §401(k)(2)(B) and Treas. Reg. §1.401(k)-1(d).

(f)	Each Participant receives a written notice that satisfies the following requirements:

(i)	The notice is sufficiently accurate and comprehensive to inform the Participant of the Participant’s rights and obligations under the 401(k) Plan;

(ii)	The notice is written in a manner calculated to be understood by the average Participant; and

(iii)

At least 30 days (and no more than 90 days) before the beginning of each Plan Year (or prior to a Participant’s Entry Date, if later), the notice is given to Participants specifically stating that the Employer will make a Safe Harbor Matching Contribution for such Plan Year.

For purposes of subsection (c), the notice is considered sufficiently accurate and comprehensive if the notice accurately describes: (i) the Safe Harbor Matching Contribution formula including the fully vested nature of such contributions; (ii) any other contributions under the 401(k) Plan and the conditions under which such contributions are made; (iii) the type and amount of compensation that may be deferred under the 401(k) Plan; (iv) how to elect to make Compensation Deferrals under the 401(k) Plan; (v) the periods available for making Compensation Deferrals under the 401(k) Plan; (vi) withdrawal and vesting provisions applicable to all contributions under the 401(k) Plan; and (vii) contact information for Participants to obtain additional information about the under the 401(k) Plan. The notice content requirements in (ii) and (iii) above may be satisfied to the annual notice cross-references relevant portions of a summary plan description previously or currently provided to Participants.

Section 4A.6 Combined Limitations

If deferred compensation and Matching Contributions are made with respect to the same Plan Year, the Company may elect to treat all or part of the deferred compensation under the 401(k) Plan as Matching Contributions for purposes of complying with the Actual Contribution Percentage limit determined in Section 4A.4, as provided in the Treasury Regulations issued under Code §§401(k) and 401(m).

Section 4A.7 Aggregation of Plans

For purposes of applying the Actual Contribution Percentage limit for any Plan Year, all plans maintained by the Affiliates (under which elective deferrals are made) that are treated as one plan for purposes of Code §401(a)(4) or 410(b) will be treated as one plan in accordance with Code §§401(k)(3) and 401(m)(2)(B) and any final Treasury Regulations issued thereunder. In addition, if any Highly Compensated Employee is a participant in any other plan maintained by an Affiliate that permits elective deferrals, that plan will be aggregated with this Plan for purposes of the foregoing limitations.

ARTICLE FIVE—PARTICIPANT ACCOUNTS

5.1 Creation of Accounts. The Plan Administrator shall create and maintain adequate records to disclose the interest in the Trust Fund of each Participant and Beneficiary under the Plan. Such records shall be in the form of individual Accounts (including a Company Stock Account for each Participant), and credits and charges shall be made to such Accounts in the manner herein described. The maintenance of individual Accounts is only for accounting purposes, and segregation of the assets of the Trust Fund to each Account shall not be required. Distributions made from an Account shall be charged to the Account as of the date paid.

5.2 Valuation. The assets of the Plan will be valued at least once a year, on the Valuation Date (or dates) specified in the Adoption Agreement, and in accordance with a method consistently followed and uniformly applied in good faith.

In addition, all valuations of Employer Stock must be made by an independent appraiser who meets requirements similar to the requirements of the regulations prescribed under § 170(a)(1) of the Code. Valuations of Employer Stock must be made in good faith and based on all relevant factors for determining the fair market value of securities. In the case of a transaction between the Plan and a disqualified person within the meaning of Code § 4975(e)(2), Employer Stock will be valued as of the date of the transaction. For all other purposes, value must be determined as of the most recent valuation date under the Plan. Earnings on shares allocated to participants’ accounts will be allocated to those accounts at least annually.

5.3 Apportionment of Gain or Loss. On each Valuation Date any gain or loss since the last Valuation Date on Company Contribution Account assets not including contributions or cash dividends or S Corporation Distributions on Company Stock made since the preceding Valuation Date, shall be ratably apportioned among the Participants’ Company Contribution Accounts based on the “Company Contribution Account Earnings Base”. The Company Contribution Account Earnings Base shall include the value of assets at the beginning of the Plan Year less forfeitures and withdrawals made during the Plan Year. Dividends paid with respect to Company Stock allocated to Participants’ Accounts or credited to the Unallocated Suspense Account shall be accounted for pursuant to Section 5.5. S Corporation Distributions paid with respect to Company Stock allocated to Participants’ Accounts or credited to the Unallocated Suspense Account shall be accounted for pursuant to Section 5.6.

To the extent a terminated Participant’s Account has been segregated pursuant to Section 7.13, the Accounts of all such terminated Participants shall be maintained and accounted for separately within the Trust.

5.4 Allocation of Contributions. Company Contributions under Section 4.1 shall be allocated as of the last day of the Plan Year for which the contribution is made between the Company Contribution Account and the Company Stock Account of eligible Participants. Company Contributions shall be allocated in the proportion that each such Participant’s Compensation for that Plan Year bears to the Compensation of all Participants eligible to share in the Company Contributions for that Plan Year under Section 3.2. Each Participant’s Company Contribution Account shall be credited with the Participant’s allocable share of Company Contributions contributed in cash, and the Participant’s appropriate Account shall be debited for the Participant’s allocable share (to be determined by the same method used to allocate Company Contributions) of cash payments made by the Trustee for the acquisition of Company Stock. Each Participant’s Company Stock Account shall be credited with the Participant’s allocable share of Company Stock contributed in kind by the Company for the Plan Year or released from the Unallocated Stock Suspense Account referred to in Section 12.2 due to payment of an Acquisition Loan with Company Contributions.

5.5 Allocation of Dividends.

Section (a) below and Section 5.6 apply to S Corporations. Either Section (b) or Section (a) can be elected by a C Corporation.

(a) Treatment of Income on Employer Stock

Income with respect to Employer Stock that is acquired with the proceeds of an Exempt Loan and held in the Suspense Account is allocated as income of the Plan except to the extent, if elected by the Employer in the Adoption Agreement, that such income is used to repay that Exempt Loan. If income is allocated to a Participant’s or beneficiary’s account, it may be distributed to that Participant or beneficiary, if the Employer so elects in the Adoption Agreement.

(b) Treatment of Dividends to be Deductible under Code § 404(k) by C Corporations

This section applies if the Employer is a C corporation and elects to apply this section in the Adoption Agreement.

Dividends paid in cash by the Employer with respect to Applicable Employer Stock, whether or not allocated to a Participant’s account, will be used at the trustee’s discretion to make payments on an Exempt Loan, the proceeds of which were used to acquire the Employer Stock with respect to which the dividend is paid. If a dividend paid with respect to Employer Stock that is allocated to a Participant’s account is used to make payments on an Exempt Loan, then Employer Stock with a fair market value of not less than the amount of the dividend used to make payments on an Exempt Loan must be allocated to a Participant’s account for the year that such dividend would have been allocated to the Participant’s account if it were not used to make payments on an Exempt Loan.

To the extent that dividends on Applicable Employer Stock allocated to Participant accounts are not used to repay an Exempt Loan, dividends will be treated under either Option 1, Option 2, or Option 3, as elected by the Employer in the Adoption Agreement.

Option 1: Direct Cash Payment to Participant

If elected by the Employer in the Adoption Agreement, dividends with respect to Applicable Employer Stock allocated to a Participant’s account will be paid in cash by the Employer to that Participant.

Option 2: Cash Payment to Plan Followed by Distribution to Participant

If elected by the Employer in the Adoption Agreement, dividends with respect to Applicable Employer Stock allocated to a Participant’s account will be paid by the Employer to the Plan and distributed in cash to that Participant not later than 90 days after the close of the plan year in which paid.

Option 3: Participant Election

If this option is elected by the Employer in the Adoption Agreement, dividends with respect to Applicable Employer Stock that is allocated to a Participant’s account will be, at the election of that Participant, either (1) paid in cash to that Participant, or (2) paid to the Plan and reinvested in Employer Stock to be allocated to the account of that Participant.

If the Participant elects a cash payment, the payments shall be made, as elected by the Employer in the Adoption Agreement, either (a) directly from the Employer to the Participant, or (b) paid to the Plan and distributed in cash to that Participant not later than 90 days after the close of the plan year in which the dividends are paid to the Plan.

If a Participant fails to make an affirmative dividend election, the default election elected by the Employer in the Adoption Agreement will apply.

A Participant’s election will not be valid unless the Participant is given a reasonable opportunity to:

•	make the election before a dividend is paid or distributed;

•	change a dividend election at least annually; and

•

if there is a change in the Plan terms governing the manner in which the dividends are paid or distributed to Participants, make an election under the new Plan terms prior to the date on which the first dividend subject to the new Plan terms is paid or distributed.

Applicable Employer Stock

For purposes of this section, “Applicable Employer Stock” means Company Stock as defined in Section 2.15 that is held by the ESOP on the record date for the dividend.

5.6 Allocation of S Corporation Distributions.

(a) Any S Corporation Distribution paid on shares of Company Stock allocated to Participants’ Company Stock Accounts and remitted to the Trust Fund will, in the discretion of the Plan Administrator and prior to the close of the Plan Year in which paid, be either applied to repayment of an outstanding Acquisition Loan concerning the Company Stock upon which the distribution is received, or allocated to each Participant’s Company Contribution Account. The Trustee may, in a uniform manner upon direction by the Plan Administrator, or to the extent permitted under the Code and to the extent that such in-service distributions would not affect the continued qualification of the Plan under Section 401(a) of the Code, offer in-service distributions of S Corporation Distributions with respect to Company Stock allocated to Participant Accounts.

(b) If S Corporation Distributions on allocated shares are used for repayment of an Exempt Acquisition Loan, then each Participant Account holding allocated shares shall receive an allocation of Company Stock for the Plan Year from the Company Stock released from the Unallocated Stock Suspense Account under Section 12.2 as a result of all Company Contributions and S Corporation Distributions for the Plan Year having a fair market value at least equal to the value of the S Corporation Distribution credited to the Participant’s Account.

(c) S Corporation Distributions paid with respect to shares of Company Stock in the Unallocated Stock Suspense Account may be applied to the repayment of the Exempt Acquisition Loan or allocated to Participants’ Accounts. Company Stock to be allocated as a consequence of repayment of an outstanding Acquisition Loan by S Corporation Distributions on unallocated shares shall be allocated in the same manner as Company Contributions. S Corporation Distributions not applied to the repayment of the Acquisition Loan shall be allocated in the same manner as Company Contributions.

5.7 Allocations of Proceeds. Proceeds with respect to Company Stock allocated to a Participant’s Account as a result of sale or redemption of Company Stock or of distributions from liquidation of the Company resulting from sale or other disposition of substantially all of the Company’s assets shall be allocated to such Participant’s Account in the Plan Year in which such proceeds are received.

5.8 Securities Acquired in a Sale under Code Section 1042 Special Nonallocation Rule.

(a) If the Employer is a C corporation, no portion of the Plan assets attributable to (or allocable in lieu of) Employer Stock acquired by the Plan in a Code § 1042 Sale may accrue (or be allocated directly or indirectly under any plan qualified under Code§ 401(a) maintained by the Employer) (1) during the Nonallocation Period for the benefit of any Nonallocation Participant, or (2) for the benefit of a 25-percent Shareholder.

(b) Definitions:

(i) “Employer Stock” for purposes of this Section 5.8 means employer securities (as defined in Code§ 409(1)) which are issued by a domestic C corporation that has no stock outstanding that is readily tradable on an established securities market, and were not received by the taxpayer in a distribution from a plan described in Code§ 401(a), or a transfer pursuant to an option or other right to acquire stock to which Code §§ 83, 422, or 423 applied (or to which Code §§ 422 or 424 (as in effect on the day before the date of the enactment of the Revenue Reconciliation Act of 1990) applied).

(ii) “Section 1042 Sale” means a sale of Employer Stock to the Plan in a transaction to which Code § 1042 (pertains to the nonrecognition of gain) applies.

(iii) “Nonallocation Period” means the period beginning on the date of the § 1042 Sale and ending on the later of the date that is 10 years after the date of the § 1042 Sale, or the date of the plan allocation attributable to the final payment of acquisition indebtedness incurred in connection with the § 1042 Sale.

(iv) “Nonallocation Participant” means any Participant who makes an election under Code§ 1042(a) with respect to Employer Stock and any Participant who is related to such Participant within the meaning of Code§ 267(b). “Nonallocation Participant” does not include any participant who is a lineal descendant of a Participant who makes an election under Code § 1042 if the aggregate amount allocated for the benefit of all such lineal descendants during the Nonallocation Period does not exceed more than 5 percent of the Employer Stock (or amounts allocated in lieu thereof) held by the ESOP that is attributable to a § 1042 Sale by any person related to such descendants (within the meaning of Code § 267(c)(4)).

(v) “25-percent Shareholder” means a Participant who owns more than 25 percent of any class of outstanding stock of the Employer or any corporation that is a member of the same controlled group of corporations (within the meaning of Code§ 409(1)(4)) as the Employer. “25-percent Shareholder” also means a Participant who owns more than 25 percent of the total value of any class of outstanding stock of the Employer or any corporation that is a member of the same controlled group of corporations (within the meaning of Code § 409(l)(4)) as the Employer. The rules of Code § 318(a), without regard to the employee trust exception in § 318(a)(2)(B)(i), are used to calculate the ownership percentage. This definition is applicable at any time during either the 1-year period ending on the date of sale of such stock to the Plan, or on the date as of which Employer Stock is allocated to Participants.

5.9 Maximum Allocation.

(a) Notwithstanding anything in this Article Five to the contrary, in no event shall the sum of:

(i) Employer Contributions,

(ii) any forfeitures, and

(iii) Employee contributions allocated for any Limitation Year to any Participant under this and any other defined contribution plan maintained by the Company or any 50-percent Affiliated Company,

(iv) amounts allocated to an individual medical account, as defined in § 415(1)(2) of the Code, which is part of a pension or annuity plan maintained by the employer are treated as annual additions to a defined contribution plan. Also amounts derived from contributions paid or accrued which are attributable to post-retirement medical benefits, allocated to the separate account of a key employee, as defined in § 419A(d)(3) of the Code, under a welfare benefit fund, as defined in § 419(e) of the Code, maintained by the employer are treated as annual additions to a defined contribution plan, and

(v) allocations under a simplified employee pension.

exceed the lesser of $40,000 (as adjusted for increases in cost of living in accordance with Section 415(d)(1) of the Code - $55,000 for the 2018 Plan Year) or 100% of such Participant’s Testing Compensation for the Limitation Year.

If an Exempt Loan has been made to the Plan, the amount of an Employer contribution that is considered to be an annual addition under Section 5.9 is calculated with respect to Employer contributions of both principal and interest used to repay the Exempt Loan for the limitation year.

If an Exempt Loan has been made to the Plan, the amount of an Employer contribution that is considered to be an annual addition under Section 5.9 is calculated with respect to the fair market value of shares released from the suspense account on account of the Exempt Loan repayment and allocated to participants if that amount is less than the Employer contribution of both principal and interest. If that amount is more than the Employer contribution of both principal and interest, then the amount of an Employer contribution that is considered to be an annual addition under Section 5.9 is calculated with respect to Employer contributions of both principal and interest used to repay the Exempt Loan for the limitation year.

If the Employer is a C corporation and no more than one-third of the Employer contributions that are used to repay the principal and interest due on an Exempt Loan and that are deductible under Code§ 404(a)(9) are allocated to the accounts of Highly Compensated Employees as defined in Section 2.37 during the Plan Year, then annual additions described in Section 5.9 do not include forfeitures of the Employer Stock purchased with the proceeds of an Exempt Loan and also do not include Employer contributions that are used to pay interest on an Exempt Loan and are deductible under Code § 404(a)(9)(B) and charged against the Participant’s account.

(b) Notwithstanding any provision of the Plan to the contrary, if the annual additions (within the meaning of Section 415 of the Code) are exceeded for any Participant, then the Plan may correct such excess only in accordance with the EPCRS set forth in Revenue Procedure 2013-12 or any superseding guidance.

(c) Allocations of income or proceeds pursuant to Sections 5.5, 5.6 and 5.7 shall not be considered an annual addition for purposes of this Section 5.9.

5.10 Prohibited Allocations of Securities in an S Corporation.

(a) Notwithstanding anything herein to the contrary, if Employer Stock is stock in an S corporation, no portion of the assets of the Plan attributable to (or allocable in lieu of) Employer Stock may, during a Nonallocation Year, accrue as described below (“Impermissible Accrual”), or be allocated as described below (“Impermissible Allocation”) directly or indirectly under the Plan or any other qualified plan of the Employer for the benefit of any Disqualified Person.

(i) Impermissible Accrual

In a Nonallocation Year, all Employer Stock consisting of shares in the S corporation and all other Plan assets attributable to S corporation shares held in a Disqualified Person’s Plan account are an Impermissible Accrual for the benefit of that Disqualified Person, regardless of whether such Impermissible Accrual is attributable to contributions in the current year or prior years. Plan assets attributable to S corporation stock held in a Disqualified Person’s Plan account include distributions made on such S corporation stock within the meaning of Code § 1368, proceeds from the sale of such S corporation stock, and earnings on such distributions or proceeds.

(ii) Impermissible Allocation

In a Nonallocation Year, an Impermissible Allocation occurs if any annual addition (as described in Section 5.9 of the Plan) is made to the Plan account of a Disqualified Person. An Impermissible Allocation also occurs in a Nonallocation Year if a Disqualified Person accrues additional benefits, directly or indirectly, under the Plan or any other qualified plan of the Employer that would have been allocated to the Plan account of the Disqualified Person for the Nonallocation Year and invested) in Employer Stock consisting of stock in an S corporation owned by the Plan, but for a Plan provision that precludes such allocation and investment.

(iii) Nonallocation Year

A “Nonallocation Year” is a Plan Year during which, at any time, the Plan holds any shares of Employer Stock that are shares of an S corporation and Disqualified Persons own (1) at least 50% of the number of outstanding shares of stock in the S corporation (including Deemed-Owned Shares), or (2) at least 50% of the sum of (A) the outstanding shares of stock in the S corporation (including Deemed-Owned Shares), and (B) the Synthetic Equity Shares owned by Disqualified Persons.

Solely for purposes of determining whether a Plan Year is a Nonallocation Year, Synthetic Equity Shares are only treated as owned by Disqualified Persons if such treatment results in the treatment of a Plan Year as a Nonallocation Year.

(iv) Nonallocation Year Attribution Rules

The “Nonallocation Year Attribution Rules” are the rules in this paragraph. Section 318(a) of the Code is applied to determine who is treated as owning Synthetic Equity Shares and shares in the S corporation (including Deemed-Owned Shares). An individual is treated as owning Synthetic Equity Shares and shares in the S corporation if such shares are attributable to the individual under§ 318(a) as modified in this paragraph. In applying§ 318(a)(1), the members of an individual’s family include the members of the individual’s family described in the Disqualified Person Family Member Rules, and§ 318(a)(4) regarding stock options is disregarded. Notwithstanding the employee trust exception in § 318(a)(2)(B)(i), an individual is treated as owning Deemed-Owned Shares of the individual

(v) Disqualified Person

A “Disqualified Person” for purposes of this Section 5.10 is:

(A) Any person whose number of Deemed-Owned Shares is at least 10% of the total number of the Deemed-Owned Shares;

(B) Any person whose aggregate number of Deemed-Owned Shares and Synthetic Equity Shares is at least 10% of the sum of (a) the total number of Deemed-Owned Shares and (b) such person’s Synthetic Equity Shares;

(C) Any person whose number of Deemed-Owned Shares, together with the number of Deemed-Owned Shares of the Members of the Family of such person, is at least 20% of the total number of Deemed-Owned Shares; or

(D) Any person whose aggregate number of Deemed-Owned Shares and Synthetic Equity Shares, together with the aggregate number of Deemed-Owned Shares and Synthetic Equity Shares of the Members of the Family of such person, is at least 20% of the sum of (a) the total number of Deemed-Owned Shares and (b) the Synthetic Equity Shares owned by such person and the Members of the Family of such person.

Solely for purposes of determining whether a person is a Disqualified Person, a person is only treated as owning Synthetic Equity Shares if such treatment results in that person being treated as a Disqualified Person.

(vi) Disqualified Person Family Member Rules

The Disqualified Person Family Member Rules are the following rules. “Disqualified Person” includes any person who owns any Deemed-Owned Shares or Synthetic Equity Shares and who is a Member of the Family of a Disqualified Person described in paragraph 3 or paragraph 4 of the Disqualified Person section.

“Member of the Family” means, with respect to an individual, -

1) The spouse of the individual;

2) An ancestor or lineal descendent of the individual or of the individual’s spouse, and the spouse of such ancestor or lineal descendant; and

3) A brother or sister of the individual or of the individual’s spouse and any lineal descendant of such brother or sister, and the spouse of such brother or sister or lineal descendant.

Member of the Family does not include a spouse who is legally separated under a decree of divorce or separate maintenance.

(vii) Deemed-Owned Shares

“Deemed-Owned Shares” means Employer Stock that is stock in the S corporation allocated to a person’s ESOP account. Deemed-Owned Shares also includes a person’s share of the stock in such S corporation that is held by the ESOP but that has not been allocated to the accounts of participants or beneficiaries. A person’s share of such unallocated S corporation stock is determined in the same proportion as the shares released and allocated from the Suspense Account under Section 5.9 of the Plan for the most recently ended plan year for which there were shares released and allocated from the Suspense Account. If there has been no such prior release and allocation from the Suspense Account, a person’s share of such unallocated S corporation stock is determined in proportion to a reasonable estimate of the shares that would be released and allocated in the first year of an Exempt Loan repayment.

(viii) Synthetic Equity

“Synthetic Equity” is any right described in the following categories and is treated as owned by the person who has any of these rights. The Nonallocation Year Attribution Rules apply for purposes of determining ownership.

Category 1. S corporation stock and payments based on the value of S corporation stock: Synthetic Equity in this category is a right to acquire or receive stock of the S corporation, including a stock option, warrant, restricted stock, deferred issuance stock right, stock appreciation right payable in stock, or similar interests or rights. Synthetic Equity in this category is also a right to a future payment (payable in cash or any other form other than stock of the S corporation) from an S corporation that is based on the value of the stock of the S corporation, such as stock appreciation. Synthetic equity does not include certain rights of first refusal as described in § 1.409(p)-l(f)(2)(i)(B) of the Treasury Regulations.

Category 2. Related Entity: Synthetic Equity in this category is a right to acquire stock or other similar interests in a Related Entity, but only to the extent of the S corporation’s ownership. A Related Entity is any entity in which the S corporation holds an interest and that is a partnership, a trust, an eligible entity that is disregarded as an entity that is separate from its owner under§ 301.7701-3 of the Treasury Regulations, or a qualified subchapter S subsidiary under § 1361(b)(3) of the Code.

Category 3. Certain assets, certain fringe benefits and Nonqualified Deferred Compensation: Synthetic Equity in this category is a right to acquire assets of an S corporation or a Related Entity (but only to the extent of the S corporation’s ownership of such entity) other than either rights to acquire goods, services, or property at fair market value in the ordinary course of business, or fringe benefits excluded from gross income under Code § 132.

Synthetic Equity also includes “Nonqualified Deferred Compensation”, which is nonqualified deferred compensation as described in§ 1.409(p)-l(f)(2)(iv) of the Treasury Regulations with respect to an S corporation or Related Entity, and which includes any remuneration for services under a plan, method, or arrangement deferring the receipt of compensation to a date that is after the 15th day of the 3rd calendar month after the end of the entity’s taxable year in which the related services are rendered. However, Synthetic Equity does not include benefits under a plan that is an eligible retirement plan within the meaning of § 402(c)(8)(B) of the Code.

(ix) Synthetic Equity Shares

“Synthetic Equity Shares” are shares of Synthetic Equity, the number of which is determined as described below, without regard to lapse restrictions as described in§ 1.83-3(i) of the

(x) S corporation stock and payments based on the value of S corporation stock: The person who is entitled to Synthetic Equity that is determined by reference to S corporation stock (see the rights listed in Synthetic Equity Category 1) is treated as owning the number of shares of stock deliverable pursuant to such Synthetic Equity. If such Synthetic Equity is a right to purchase or receive S corporation shares, the corresponding number of Synthetic Equity Shares is determined without regard to any amount required to be paid in exchange for the S corporation shares. If such Synthetic Equity is a right to payment in cash or other non-S corporation stock property, the number of Synthetic Equity Shares treated as owned is equal to the number of shares of stock having a fair market value equal to the cash or other non-S corporation stock property.

(xi) Shares in a Related Entity: The person who is entitled to Synthetic Equity that is determined by reference to shares of stock (or similar interests) in a Related Entity (see the rights listed in Synthetic Equity Category 2) is treated as owning shares of stock of the S corporation with the same aggregate value as the number of shares of stock (or similar interests) of the Related Entity.

(xii) Certain assets and Nonqualified Deferred Compensation: The person who is entitled to Synthetic Equity determined by reference to the assets and Nonqualified Deferred Compensation described in Synthetic Equity Category 3 is treated as owning on any date the number of shares of stock in the S corporation equal to the present value of such Synthetic Equity divided by the fair market value of a share of the S corporation’s stock, determined as of the date elected in the Adoption Agreement (Determination Date”). However, if the Employer elects in the Adoption Agreement, the number of shares of Synthetic Equity in Category 3 will be fixed for the 3-year period beginning with the Determination Date on which that number of shares was determined and ending on the day before the third anniversary of the Determination Date (“Triennial Calculation”).

(xiii) Adjustment of number of Synthetic Equity Shares if ESOP owns less than 100 percent of the S corporation: The number of Synthetic Equity Shares otherwise determined under this Plan Section 5.10 is decreased ratably to the extent that shares of the S corporation are owned by a person who is not an ESOP and who is subject to Federal income taxes.

(b) Use of Transfer to Prevent a Nonallocation Year.

(i) Non-ESOP Portion. Assets held under the Plan in accordance with this section are held under a portion of the Plan that is not an ESOP within the meaning of§ 4975(e)(7) of the Code (“Non-ESOP Portion”). Amounts held in the Non-ESOP Portion will be held in accounts that are separate from the accounts in the remainder of the Plan (ESOP, or the “ESOP Portion”). Any statements provided to Participants to show their interests in the Plan will separately identify the amounts held in each such portion. Except as specifically set forth in this section, all of the terms of the Plan apply to any amount held under the Non-ESOP Portion in the same manner and to the same extent as an amount held under the ESOP Portion.

(ii) Transfers from ESOP Portion to Non-ESOP Portion to Avoid a Nonallocation Year.

If the plan administrator determines that a future event, such as a contribution to the Plan of shares of Employer Stock, would cause a Nonallocation Year (as defined in Section 5.10) to occur (“Nonallocation Event”), the plan administrator will reduce the account balances of Disqualified Persons by transferring as described below the number of shares of Employer Stock necessary to prevent a Nonallocation Year, as selected in the Adoption Agreement. This number of shares will be transferred (“Transferred Shares”) from the ESOP Portion to the Non-ESOP Portion prior to the Nonallocation Event. Immediately following the transfer, the number of shares transferred from a Participant’s account in the ESOP Portion will be credited to an account established for that Participant in the Non-ESOP Portion. The plan administrator will take steps to ensure that all actions necessary to implement the transfer are taken before the Nonallocation Event occurs.

Shares will be transferred from the ESOP accounts of participants under whichever of the following methods results in the fewest shares being transferred:

Method 1: First reducing the ESOP account of the Disqualified Person whose account has the largest number of shares (with the addition of Synthetic Equity Shares), and thereafter by reducing the ESOP account of each succeeding Disqualified Person whose account has the next largest ) number of shares (with the addition of Synthetic Equity Shares). The ESOP account of the Disqualified Person will be reduced until that Disqualified Person is no longer a Disqualified Person, or until that account has no more shares, whichever occurs first.

Method 2: First reducing the ESOP account of the Disqualified Person who is a Highly Compensated Employee with the fewest shares (with the addition of Synthetic Equity Shares) to the extent necessary to cause the Participant not to be a Disqualified Person, and thereafter reducing the ESOP account of each succeeding Disqualified Person who is a Highly Compensated Employee whose account has the next fewest shares (with the addition of Synthetic Equity Shares) to the extent necessary to cause each such Participant not to be a Disqualified Person. The ESOP account of the Disqualified Person will be reduced until that Disqualified Person is no longer a Disqualified Person, or until that account has no more shares, whichever occurs first.

If two or more Participants have the same number of shares, the account of the Participant with the most of Years of Service (as defined in Section 2.74) will be reduced first.

5.11 Rebalancing of Participant Accounts. After all allocations to Participant Accounts otherwise provided for in this Article have been completed as of each Anniversary Date, an additional adjustment will be made to all Accounts to rebalance the Other Investments and Company Stock portions of all Participant Accounts to accomplish a uniform ratio of investment in all Participant Accounts between the Other Investments Accounts and Company Stock Accounts as of each Accounting Date (“Rebalancing Adjustment”), as follows:

(a) The Rebalancing Adjustment will be applied to all Participant Accounts as of each Anniversary Date, following completion of all other allocations and Account adjustments.

(b) Before finalizing the annual Account adjustments to reflect the Rebalancing Adjustment, any additional adjustments necessary to reflect diversification elections under Section 11.6 will be made.

(c) Shares of Company Stock subject to allocation restrictions under Sections 5.8 and 5.10 may not be allocated to the Account of any Participant who is ineligible to receive such allocation.

ARTICLE SIX—VESTING

6.1 Vesting of Accounts.

(a) Subject to the provisions of Sections 6.1(b) and 6.2, the portion of a Participant’s Account that is vested (nonforfeitable) on any specified date shall be determined on the basis of his or her Years of Service in accordance with the Adoption Agreement:

(b) Notwithstanding the foregoing, a Participant’s Account shall also become 100% vested and nonforfeitable upon the Participant’s attainment of his or her Early Retirement Date or Normal Retirement Age while employed by the Company, or upon the Participant’s death or Disability while employed by the Company. A Participant who dies while performing “qualified military service” shall be considered to have died while employed by the Company.

(c) Notwithstanding the foregoing, Participant shall also be fully-vested in any cash dividends that the Participant elects to have reinvested in the Plan pursuant to Section 5.5(b), option 3

6.2 Credit for Prior Years of Service. In determining Years of Service for purposes of determining vesting of Participants’ Accounts under Section 6.1, a Participant shall be credited with Years of Service with the Company and with any Affiliated Company as elected in the Adoption Agreement.

6.3 Forfeitures. If all or a portion of a Participant’s Account is not vested under the Plan upon a Participant’s termination of employment, the nonvested portion of his or her Account shall remain in the Plan, but no further allocations of Company Contributions (or forfeitures) shall be made to the Participant’s Account. The nonvested portion of the Participant’s Account shall, as elected on the Adoption Agreement, be forfeited and deemed to be a Company Contribution to the Plan made pursuant to Section 4.1 for the Plan Year in which the forfeiture occurs upon completion of a Five-Year Break in Service or become a forfeiture as of the earlier of (a) the last day of the Plan Year in which the Participant received a complete distribution of the Participant’s vested interest in his or her Account, or (b) upon completion of a Five-Year Break in Service. If a portion of a Participant’s Account is forfeited, Employer Stock released from the suspense account must be forfeited only after other assets. If a portion of a Participant’s Account is to be forfeited and interests in more than one class of Company Stock have been allocated to a Participant’s Account, the Participant shall forfeit the same percentage of each such class. For purposes of this Section 6.3, if a distribution is permitted then a Participant who has no vested interest shall be deemed to have received a complete distribution of his or her vested interest as of the last day of the Plan Year in which the Participant terminates employment. If a portion of a Participant’s Account is forfeited, Company Stock allocated to the Participant’s Account shall be forfeited only after other assets. If a portion of a Participant’s Account is to be forfeited and interests in more than one class of Company Stock have been allocated to a Participant’s Account, the Participant shall forfeit the same percentage of each such class. The forfeiture shall be deemed to be a Company Contribution to the Plan made pursuant to Section 4.1 for the Plan Year in which the forfeiture occurs, allocated pursuant to Section 5.4.

6.4 Effect of Break in Service on Service. If a Participant who terminated his or her employment with the Company is rehired by the Company and again becomes a Participant in the Plan pursuant to Section 3.3, all Years of Service prior to his or her Break in Service shall continue to be counted toward determining vesting of such Participant’s Account (including undistributed portions of the Participant’s Account that accrued prior to the Break in Service) if the Break in Service is not a Five-Year Break in Service.

If such Break in Service is a Five-Year Break in Service:

(a) all Years of Service prior to the Five-Year Break in Service shall be excluded if the Participant had no vested account balance at the time of the Break in Service; and

(b) Years of Service after the Break in Service shall be excluded for the purpose of determining the Participant’s vested interest in his or her Account which accrued before such Break in Service. Separate Accounts shall be maintained for the Participant’s pre-Break and post-Break Account balances.

6.5 Restoration of a Participant’s Account.

(a) If a former Participant is rehired by the Company before incurring a Five-Year Break in Service, any forfeiture incurred under Section 6.3, and any undistributed portion of the Participant’s vested interest in the Participant’s Account, shall be reinstated and maintained as a separate Account until the Participant becomes fully vested. At any subsequent time until the Participant becomes fully vested, the Participant’s vested interest in the reinstated Account shall be equal to an amount (“X”) determined by the formula X = P(AB + D) –D, where P equals the Participant’s vested percentage, AB equals the Participant’s Account balance, and D is the amount of the prior distribution or deemed distribution.

(b) To restore the Participant’s Account balance, the Plan Administrator shall, to the extent necessary, allocate to such Participant’s Account the following amounts in the order listed:

(i) The amount of any Participant forfeitures that would otherwise be allocated under Section 5.4;

(ii) The amount of any net income or gain of the Fund for the Plan Year; and

(iii) The amount of the Company contribution for the Plan Year, except to the extent such contribution is required to enable the Plan to meet its obligations under an Exempt Loan.

To the extent the foregoing amounts are insufficient to restore completely the Participant’s Account, the Company shall contribute without regard to any requirement or condition contained in Section 4.1, such additional amount as is necessary to complete such restoration.

6.6 Returning Veterans’ Rights. Notwithstanding any provisions of this Plan to the contrary, contributions, benefits, and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code. If a Participant dies while performing qualified military service, the survivors of the Participant are entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan as if the Participant had resumed and then terminated employment on account of death.

ARTICLE SEVEN—BENEFIT DISTRIBUTIONS

TO PARTICIPANTS AND BENEFICIARIES

7.1 General. All distributions, except in the case of dividends distributed in cash to Participants as described in Section 5.5, S Corporation Distributions described in Section 5.6, and distributions described in Section 11.6, shall be made pursuant to this Article Seven except to the extent that this Article Seven is determined to be inconsistent with Section 401(a)(9) of the Code and the regulations thereunder.

7.2 Time of Distribution to Retired Participants. Unless a Participant elects otherwise, a Participant who reaches his or her Normal Retirement Date shall begin to receive distribution of his or her Account by the end of the following Plan Year. Notwithstanding the above unless a Participant elects otherwise, a Participant who reaches his or her Normal Retirement Date and who also has reached the 10th anniversary of the year in which such Participant commenced participation in the Plan shall begin to receive distribution of his or her Account by the 60th day of the following Plan Year. If the amount of a Participant’s Account cannot be determined by the Plan Administrator by the date on which a distribution is to commence, or if the Participant cannot be located, distribution of his or her Account shall commence within 60 days after the date on which his or her Account can be determined or after the date on which the Plan Administrator locates the Participant.

A Participant who reaches his or her Early Retirement Date, if elected in the Adoption Agreement, may elect to begin to receive distribution of his or her Account by the end of the Plan Year following the Plan Year of such Early Retirement Date.

7.3 Time of Distribution to Beneficiary of Deceased Participant. Distribution of benefits to the beneficiary of a deceased Participant shall commence no later than the last day of the Plan Year following the Plan Year in which the Participant dies while employed by the Company. If a Participant dies after distribution of his or her benefits have commenced, such Participant’s remaining interest in the Plan shall be distributed at least as rapidly as under the method of distribution being used as of the date of the Participant’s death. The Account of a Participant who dies before distribution of his or her benefits has commenced under Section 7.5 shall be distributed to his or her Beneficiary on or before the December 31st of the calendar year that includes the fifth anniversary of his or her death.

7.4 Time of Distribution to Disabled Participant. Unless the Participant elects otherwise in writing, distribution of benefits to the Participant who suffers a Disability while employed by the Company shall commence no later than the last day of the Plan Year following the Plan Year in which a Participant suffers a Disability while employed by the Company, or, if later, the date the Plan Administrator makes a determination that the Participant terminated employment with the Company as a result of a Disability.

7.5 Time of Distribution to Other Terminated Participants. Subject to Section 7.6, a Participant who terminates employment prior to his or her Normal Retirement Age other than upon death or Disability may elect to begin to receive distribution of his or her vested Account commencing not later than the year, as elected by the Employee in the Adoption Agreement, after the close of the Plan Year in which such termination occurs.

After a Participant is eligible to receive a distribution pursuant to this Section 7.5, he or she may elect in writing during an election period of at least 30 days, which ends on the date of the distribution, to have his or her vested Account paid to him or her. The 30-day election period may be waived by the Participant if the Plan Administrator has clearly informed the Participant that he or she has at least 30 days to consider the election.

Prior to making an election the Plan Administrator must inform the Participant that he or she has the right to defer distribution until his or her Normal Retirement Date (or until such later date as the Plan may permit deferral). Such notice shall also include a general description of the forms of benefit available under the Plan and must be furnished not less than 30 days nor more than 180 days prior to the date of any distribution. If consent to a distribution is not given prior to the earlier of Normal Retirement Age or death, benefits will be paid pursuant to Sections 7.2 or 7.3 whichever is applicable.

If elected in the Adoption Agreement, such election shall be made only with respect to a Participant’s entire nonforfeitable Account and may be made only during the Plan Year that is the fifth Plan Year following the Plan Year of termination. If a Participant does not elect and otherwise consent to distribution of his or her Account as provided in this Section, he or she shall be deemed to make an election to defer commencement of payment of his or her Account until the earlier of his or her Normal Retirement Date or Death.

7.6 Small Amounts. If elected by the Employer in the Adoption Agreement, if after a Participant terminates employment and, the value of his or her vested Account balance is $1,000 or less, the Participant shall receive such vested Account balance in a lump sum by the end of the following Plan Year. As selected by the Employee in the Adoption Agreement, if after a Participant terminates employment, the value of his or her vested Account balance is $5,000 or less, but more than $1,000, the Participant may elect to receive such vested Account balance in a lump sum by the end of the following Plan Year. If the Participant does not elect to have the distribution paid directly to another qualified retirement plan or IRA and does not elect to receive the distribution directly, if elected in the Adoption Agreement, the Plan Administrator shall transfer such vested Account balance to an IRA of its choosing and shall notify such Participant in writing of the transfer and that the distribution may be transferred by the Participant without cost or penalty to another qualified retirement plan or IRA.

7.7 Acquisition Loans. If the Company has not elected S Corporation tax status and if elected in the Adoption Agreement, notwithstanding any other provision in this Plan and except for distributions upon death or Disability as described in Sections 7.3 and 7.4, distributions described in Section 7.6, distributions described in Section 7.8, or distributions described in Section 7.2, the distribution of any portion of a Participant’s vested Account that is Company Stock acquired with the proceeds of a loan described in Section 404(a)(9) of the Code shall not commence prior to the Plan Year after the Plan Year in which such Acquisition Loan is repaid in full.

7.8 Time of Distribution to Participants Age 70 1⁄2 or Older. Notwithstanding any other provision of this Plan, the distribution of the Account of any Participant who attains age 70 1⁄2 in a calendar year and who either (a) has terminated employment or (b) is a “5% owner” (as defined in Section 416(i)(1)(B)(i) of the Code) must commence not later than April 1 of the next calendar year and must be made in accordance with the requirements of Section 401(a)(9) of the Code and Treasury Regulations Sections 1.401(a)(9)-1 through 1.401(a)(9)-9 including the incidental death benefit requirement in Section 401(a)(9)(G) of the Code.

7.9 Mode of Distribution. Unless elected otherwise by the Employer in the Adoption Agreement, the distribution of the Participant’s Account will be made in substantially equal periodic payments over a period of five years in an annual amount equal to the value of the Participant’s Account divided by the remaining number of annual installments to be paid; provided that, in the case of a Participant with an Account having a fair market value in excess of $1,035,000 (as adjusted for increases in the cost of living pursuant to Section 409(o)(2) of the Code), distribution of the Participant’s Account will be made in annual installments over no more than five years, as selected by the Employer in the Adoption Agreement, plus one additional year (but not more than five additional years) for each $205,000 or fraction thereof by which such Account balance exceeds $1,035,000. These dollar amounts are adjusted for cost of living by the Secretary of the Treasury at the same time and in the same manner as under Code Section 415(d).

The amount of a Participant’s Account available for distribution in any Plan Year will be reduced by any amount the Participant has elected to reinvest or receive in accordance with Section 11.6(c) for that Plan Year.

Notwithstanding the above, if a Participant’s primary Beneficiary dies prior to the complete distribution of benefits as described in Section 7.3, the payment of the remaining balance may be made in a lump sum payment to the estate of such Beneficiary.

7.10 Transfer Account. In addition to the foregoing, a Participant may receive a distribution from his or her Account attributable the funds transferred from the Profit Sharing Plan, if any, as permitted under the terms of any plan from which funds in such Account were transferred to the extent that such optional forms of benefit must be preserved pursuant to Code section 411(d)(6). However, once those funds have been invested in Company Stock for five years all Accounts will be subject to Sections 7.2 through Section 7.9.

7.11 Direct Rollover.

(a) Notwithstanding any provisions of the Plan to the contrary, a Participant, spouse or former spouse who is the Alternate Payee under a Qualified Domestic Relations Order, as defined in Section 414(s) of the Code may elect pursuant to procedures established by the Plan Administrator not fewer than 30 days prior to the date of the distribution to have all or a portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan.

(b) Notwithstanding any provisions of the Plan to the contrary, the Beneficiary of a deceased Participant, other than a surviving spouse, who receives a distribution that meets the requirements of an Eligible Rollover Distribution may elect a direct trustee-to-trustee transfer to an individual retirement plan as defined in Section 402(c)(8)(B)(i) or (ii) of the Code established for the purposes of receiving the distribution on behalf of an individual who is a designated Beneficiary of the Employee.

7.12 Form of Distribution.

(a) If the Employer is a C corporation, distributions will be made in cash or stock, as elected by the Employer in the Adoption Agreement. However, if the Employer elects in the Adoption Agreement that distributions will be made in cash, Participants who are entitled to distributions from the Plan have the right to demand that their benefits be distributed in the form of Employer Stock.

(b) If the Employer is an S corporation, or if the Employer is a corporation whose charter or bylaws restrict the ownership of substantially all outstanding employer securities to employees or to a trust described in Code§ 40l(a), the Employer may elect in the Adoption Agreement that a Participant who is entitled to a distribution will either receive the distribution in cash, or in Employer Stock subject to a requirement that the Employer Stock must be sold to the Employer (“Mandatory Put”) under a fair valuation formula that meets the requirements of Plan Section 7.14.

(c) If the Employer is an S corporation, or if the Employer is a corporation whose charter or bylaws restrict the ownership of substantially all outstanding employer securities to employees or to a trust described in Code§ 40l(a), and the Employer elects the Mandatory Put option in the Adoption Agreement, and if Employer Stock is distributed as part of an installment distribution, payment will be made within 30 days of the date that the Participant sells the Employer Stock to the Employer or Plan.

(d) If the Employer is an S corporation, or if the Employer is a corporation whose charter or bylaws restrict the ownership of substantially all outstanding employer securities to employees or to a trust described in Code§ 40l(a), and the Employer elects the Mandatory Put option in the Adoption Agreement, and if the Employer Stock is distributed as part of a total distribution, payment will commence within 30 days after the date that the Participant sells the Employer Stock to the Employer or Plan. As selected by the Employer in the Adoption Agreement, payment may be made in a single payment or in substantially equal, periodic payments (not less frequently than annually) over a period not exceeding five years, with adequate security provided and interest payable at a reasonable rate. For purposes of this section, a “total distribution” is a distribution, within one taxable year, of the balance to the credit of the Participant’s account, and any other distribution is an “installment distribution.”

7.13 Valuation for Distribution or Segregation. For the purpose of determining the amounts during the Plan Year (1) to be distributed to a Participant or his or her Beneficiaries pursuant to the Plan, or (2) to be segregated pursuant to Section 7.13, the value of a Participant’s interest in Company Stock not readily tradable on an established securities market shall be determined by an Independent Appraiser in accordance with the provisions of Article Five as of the Valuation Date coincident with or immediately preceding the date of the distribution or segregation of Accounts.

7.14 Segregation of Accounts. If segregation is elected in the Adoption Agreement after all allocations to a Participants’ Accounts otherwise provided for in Article Five have been completed as of each Anniversary Date, the Plan Administrator shall on a nondiscriminatory basis, to the extent there are available assets other than Company Stock in the Plan, segregate for investment purposes all or any designated portion of the Accounts of Participants who have terminated employment with the Company in accordance with the following:

(a) The Plan Administrator shall allocate non-Company Stock assets having a fair market value equal to the fair market value of the Company Stock held in any such segregated Account.

(b) Company Stock previously held in such Participants’ Company Stock Account shall, to the extent necessary, be reallocated in equivalent value to the Company Stock Accounts of all Participants whose Company Contribution Accounts have been debited prorata except as provided in Subsection (e).

(c) The availability of non-Company Stock assets shall be determined based on current Plan Year distributions and current Plan Year debt service in connection with an outstanding Acquisition Loan.

(d) Before any adjustments are made under this Section 7.13, any additional adjustments necessary to reflect diversification elections under Section 11.6 will be made.

(e) Shares of Company Stock subject to allocation restrictions under Sections 5.8 and 5.10 may not be allocated to the Account of any Participant who is ineligible to receive such allocation.

The Accounts of terminated Participants shall be maintained and accounted for separately within the Trust.

7.15 Put Option.

The Employer, or the Plan, will purchase Employer Stock that has been distributed to a Participant or Beneficiary if the Participant or Beneficiary offers the Employer Stock for sale to the Employer or the Plan (put option) during one of the two put option periods described below. A fair valuation formula that meets the requirements of Plan Section 5.2 will be used to determine the amount to be paid to the Participant or beneficiary.

The first put option period is the period of 60 days beginning on the date following the date that the Employer Stock is distributed to the Participant or beneficiary. The second put option period is a period of 60 days in the following plan year.

If the Employer Stock is distributed as part of an installment distribution, payment will be made within 30 days of the date that the Participant offers to sell the Employer Stock to the Employer or Plan. If the Employer Stock is distributed as part of a total distribution, payment will commence within 30 days after the date that the Participant offers to sell the Employer Stock to the Employer or Plan. As selected by the Employer in the Adoption Agreement, payment on a total distribution may be made in a single payment or in substantially equal, periodic payments (not less frequently than annually) over a period not exceeding five years, with adequate security provided and interest payable at a reasonable rate. For purposes of this paragraph, a “total distribution” is a distribution, within one taxable year, of the balance to the credit of the Participant’s account, and any other distribution is an “installment distribution.”

7.16 Right of First Refusal on Participants’ Disposition of Company Stock.

If selected in the Adoption Agreement, shares of Employer Stock acquired with the proceeds of an Exempt Loan are subject to a Right of First Refusal as described in this paragraph. The Right of First Refusal must be in favor of the Employer, the Plan, or both in any order of priority. The selling price and other terms under the right must not be less favorable to the seller than the greater of a good faith determination of the fair market value of the security as determined under Section 5.2 or the purchase price and other terms offered by a buyer, other than the Employer or the Plan, making a good faith offer to purchase the shares of Employer Stock. The Right of First Refusal must lapse no later than 14 calendar days after the holder of Employer Stock gives written notice to the holder of the Right of First Refusal that an offer by a third party to purchase the Employer Stock has been received.

7.17 Beneficiary Designation.

(a) Upon the death of a Participant, his or her Account under the Plan shall be paid pursuant to Section 7.3 to the Participant’s surviving spouse unless (i) such spouse consents in writing to the payment of benefits to a Beneficiary designated by the Participant and such consent is witnessed by a Plan representative or notary public, or (ii) the Participant establishes to the satisfaction of a Plan representative either that he or she has no spouse or that his or her spouse cannot be located.

(b) Except as provided in Subsection (a) above, each Participant shall have the unrestricted right at any time to designate the Beneficiary or Beneficiaries who shall receive, on or after the Participant’s death, the Participant’s Account. Such designation shall be made by executing and filing with the Plan Administrator a written instrument in such form as may be prescribed by the Plan Administrator for that purpose. Except as provided in this Section 7.16, the Participant shall also have the unrestricted right to revoke and to change, at any time and from time to time, any beneficiary designations previously made. Such revocations and/or changes shall be made by executing and filing with the Plan Administrator a written instrument in such form as may be prescribed by the Plan Administrator for that purpose. No designation, revocation, or change of Beneficiaries shall be valid and effective unless and until filed with the Plan Administrator.

(c) The designation of the Participant’s spouse as a Beneficiary shall be invalid upon the divorce of the Participant and such spouse, unless otherwise provided in a qualified domestic relations order or the Participant’s designation after the date of the divorce.

(d) If the Participant fails to designate a Beneficiary or if the Beneficiary named in such designation predeceases the Participant or if the Beneficiary cannot be located by the Plan Administrator, then and in such event the Participant’s benefit shall be paid according to the following course or order:

(i) to the Participant’s surviving spouse;

(ii) if there is no surviving spouse of the Participant, in equal shares to the children of the Participant, per stirpes; or

(iii) if there is no surviving spouse or children of the Participant, to his parents in equal share, or if only one parent is living, to such parent.

If any such Participant should leave no spouse, children or parent to survive him, the Participant’s benefit shall be paid to heirs under a valid will or according to the law of the State of the Participant’s residence then governing the descent of intestate personal property.

7.18 Mailing Address / Missing Participant. Benefit payments and notifications hereunder to any Participant shall be deemed made when mailed to the last address furnished to the Plan Administrator. If the Plan Administrator cannot ascertain the whereabouts of any person to whom a payment is due under the Plan, and if after such payment is due, the Plan Administrator has taken such reasonable steps as described in Section 7.18 and, within three months after such steps are taken such person has not made a written claim for such payment, the Plan Administrator, if it so elects, after receiving advice from counsel to the Plan, may direct that such payment and all remaining payments otherwise due to such person be canceled on the records of the Plan and the amount thereof applied to reduce the contributions of the Company that had employed the Participant with respect to whom such payments were due, and upon such cancellation, the Plan and the Trust shall have no further liability therefor. The enumeration of an option in Section 7.18 shall not be deemed to impose the requirement to exercise such option upon the plan Administrator. If such person later notifies the Plan Administrator of his or her whereabouts and requests the payment or payments due under the Plan, the payments due shall be paid out to the person from the general assets of the Trust. Notwithstanding the foregoing, in the event the Plan has terminated, or will be terminated within the aforementioned three months, the payment or payments owed will be handled according to the provisions of Section 7.19 of this Plan.

7.19 Locating Missing Participant. The Plan Administrator, in its sole discretion, may elect to take any or all of the actions listed below in order to locate a Participant described in Section 7.17. The Plan Administrator shall, in his or her absolute discretion, determine whether any fees attributable to any of the actions below are to be paid out of the Accounts of the Participants described in Section 7.17.

(a) Re-sending the notice described in Section 7.17 via certified mail;

(b) Updating the Plan Administrator’s records by reviewing the records of the Company and other Plans sponsored by the Company (to the extent permissible by law);

(c) Contacting any Beneficiary that has been designated by the Participant in order to determine a forwarding address for the Participant. The Plan Administrator shall be entitled to reasonably rely upon information given by the Beneficiary of record;

(d) Using any free electronic tools; and

(e) Using other diligent efforts as the Plan Administrator may deem advisable.

7.20 Missing Participant / Terminated Plan. Notwithstanding the foregoing, if this Plan is to be terminated as described in Article Fifteen, the Plan Administrator shall determine whether each of the steps described in Section 7.18 is appropriate. If such steps are not taken, or if any Participants remain unaccounted for after such steps are taken, the Plan Administrator shall distribute the Accounts of participants who cannot be located via one of the following methods:

(a) Establishment of an Individual Retirement Account in the name of the Participant;

(b) Establishment of an interest-bearing, federally insured bank account in the name of the Participant;

(c) Escheat of the full Account balance of the Participant to the unclaimed property fund of the state in which the Participant’s last known address is located; or

(d) Transfer of the full Account balance of the Participant to the Pension Benefit Guaranty Corporation pursuant to ERISA section 4050(d) and the regulations promulgated thereunder.

The manner of distribution selected by the Plan Administrator shall apply equally to all Participants described in Section 7.17.

7.21 QJSA and QPSA and Annuity. The Plan does not provide for an annuity form of benefit payment.

ARTICLE EIGHT—TOP-HEAVY PROVISIONS

8.1 General. The following provisions shall apply automatically to the Plan and shall supersede any contrary provisions for each Plan Year in which the Plan is a Top-Heavy Plan. It is intended that this Article Eight shall be construed in accordance with the provisions of Section 416 of the Code.

8.2 Definitions. The following definitions shall supplement those set forth in Article Two:

(a) “Aggregation Group” shall mean either Required Aggregation Group or Permissive Aggregation Group as defined below:

(i) Required Aggregation Group shall mean either (A) each plan (including a frozen plan or a plan that has been terminated during the 60-month period ending on the Determination Date) of the Company or an Affiliated Company in which a Key Employee is a participant or (B) each other plan (including a frozen plan or a plan that has been terminated during the 60-month period ending on the Determination Date) of the Company or an Affiliated Company that enables any plan in which a Key Employee participates to meet the requirements of Sections 401(a)(4) or 410 of the Code; or

(ii) Permissive Aggregation Group shall mean each other plan (including a frozen plan or a plan that has been terminated during the 60-month period ending on the Determination Date) of the Company or an Affiliated Company that is included by the Company if the Aggregation Group, including such a plan, would continue to meet the requirements of Sections 401(a)(4) and 410 of the Code.

(b) “Determination Date” shall mean the last day of the preceding Plan Year, except that for the first Plan Year it shall mean the last day of that Plan Year.

(c) “Key Employee” for any Plan Year means any Employee or former Employee (including any deceased employee) who at any time during the Plan Year that includes the Determination Date was an officer of the Company having annual compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code), a 5% owner of the Company, or a 1% owner of the Company having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of Section 2.17. The determination of who is a key employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

(d) “Key Employee Ratio” shall mean the ratio for any Plan Year, calculated as of the Determination Date of such Plan Year, determined by comparing the amount described in Section 8.2(d)(i) with the amount described in Section 8.2(d)(ii) after deducting from each such amount any portion thereof described in Section 8.2(d)(iii). The present value of accrued benefits under all qualified defined benefit plans included in the Aggregation Group shall be determined on the basis of the 1988 Unisex Mortality Table and an interest rate of 7%.

(i) The sum of (A) the present value of all accrued benefits of Key Employees under all qualified defined benefit plans included in the Aggregation Group, (B) the balances in all of the accounts of Key Employees under all qualified defined contribution plans included in the Aggregation Group, and (C) the amounts distributed from all plans in such Aggregation Group to or on behalf of any Key Employee during the period of five Plan Years ending on the Determination Date (lookback limited to one year period ending on the Determination Date for distributions on account of severance from employment, death or disability for Plan Years beginning after December 31, 2001) except benefits paid on account of death in excess of the accrued benefit or account balances immediately prior to death.

(ii) The sum of (A) the present value of all accrued benefits of all participants under all qualified defined benefit plans included in the Aggregation Group, (B) the balances in all of the accounts of all participants under all qualified defined contribution plans included in the Aggregation Group, and (C) the amounts distributed from all plans in such Aggregation Group to or on behalf of any participant during the period of five Plan Years ending on the Determination Date (lookback limited to one year period ending on the Determination Date for distributions on account of severance from employment, death or disability for Plan Years beginning after December 31, 2001).

(iii) The sum of (A) all rollover contributions (or fund to fund transfers) to the Plan by an employee from a plan sponsored by an employer that is not the Company or an Affiliated Company, (B) any amount that is included in Sections 8.2(d)(i) and (d)(ii) for a person who is a Non-Key Employee as to the Plan Year of reference but who was a Key Employee as to any earlier Plan Year, and (C) any amount that is included in Sections 8.2(d)(i) and (d)(ii) for a person who had not performed any services for the Company at any time during the one-year period ending on the Determination Date.

The accrued benefits of any individual who has not performed services for the Company during the one-year period ending on the Determination Date shall not be taken into account.

(e) “Non-Key Employee” shall mean any person who is an Employee or a former Employee of the Company or an Affiliated Company in any Plan Year but who is not a Key Employee as to that Plan Year. The term “Non-Key Employee” shall also include the Beneficiaries of such persons.

(f) “Top-Heavy Plan” shall mean each plan in an Aggregation Group if, as of the applicable Determination Date, the Key Employee Ratio exceeds 60%, determined in accordance with Section 416(g) of the Code. Solely for the purpose of determining if the Plan, or any other plan included in a required Aggregation Group of which this Plan is a part, is top-heavy, the accrued benefit of an Employee other than a Key Employee shall be determined under (i) the method, if any, that uniformly applies for accrual purposes under all plans maintained by the Company and all Affiliated Companies, or (ii) if there is no such method, as if such benefit accrued not more rapidly than at the slowest accrual rate permitted under the fractional accrual rate of Section 411(b)(1)(C) of the Code.

8.3 Minimum Contribution for Non-Key Employees.

(a) In each Plan Year in which the Plan is a Top-Heavy Plan, each Participant who is a Non-Key Employee (except a Participant who is a Non-Key Employee as to the Plan Year of reference but who was a Key Employee as to any earlier Plan Year) regardless of his or her level of compensation, and who is employed by the Company on the last day of such Plan Year will receive a total minimum Company Contribution (including forfeitures) under the Plan of not less than 3% of the Participant’s Testing Compensation. All such Participants shall receive such minimum Company Contribution regardless of whether the Participant has performed 1,000 Hours of Service for such Plan Year.

(b) The percentage set forth in Section 8.3(a) shall be reduced to the percentage at which contributions, including forfeitures, are made (or required to be made) for a Plan Year for the Key Employee for whom such percentage is the highest for that Plan Year. This percentage shall be determined for each Key Employee by dividing the contributions for such Key Employee by his or her Testing Compensation for the Plan Year. All defined contribution plans required to be included in an Aggregation Group shall be treated as one plan for the purpose of this Section; however, this Section shall not apply to any plan that is required to be included in an Aggregation Group if such plan enables a defined benefit plan in the Aggregation Group to meet the requirements of Section 401(a)(4) or Section 410 of the Code.

(c) If a Non-Key Employee described in Section 8.3(a) participates in both a defined benefit plan and a defined contribution plan described in Sections 8.2(a)(i) and (a)(ii), the Company is not required to provide such Non-Key Employee with both the minimum benefit under the defined benefit plan and the minimum contribution. In such event, the Non-Key Employee shall receive the minimum contribution provided under the defined benefit Top-Heavy Plan.

8.4 Social Security. The Plan, for each Plan Year in which it is a Top-Heavy Plan, must meet the requirements of this Article Eight without regard to any Social Security or similar contributions or benefits.

8.5 Employees Covered By Collective Bargaining Agreements. Section 8.3 shall not apply with respect to any Employee included in a unit of Employees covered by a collective bargaining agreement if there is evidence that retirement benefits were the subject of good faith bargaining between the Company and the Employee representatives.

ARTICLE NINE—RULES GOVERNING BENEFIT

CLAIMS AND REVIEW OF APPEALS

9.1 Claims for Benefits. Benefits under this Plan shall be paid when proper written application for benefits is received by the Plan Administrator. In the event that the Participant fails to apply to the Plan Administrator for his or her benefits by his or her Normal Retirement Date or by the date five years after the date upon which his or her employment terminates, if earlier, the Plan Administrator shall make diligent efforts to locate such Participant.

Claims for disability benefits shall be determined under the final DOL claims procedure regulations (2560.503-1) which are hereby incorporated by reference.

9.2 Notification by Plan Administrator. Within 60 days after receiving a claim for benefits, the Plan Administrator shall notify the Participant or Beneficiary whether the claim has been approved or denied. If the Plan Administrator denies a claim in any respect, the Plan Administrator shall set forth in written notice to the Participant or Beneficiary:

(a) each specific reason for the denial;

(b) specific references to the pertinent Plan provisions upon which the denial is based;

(c) a description of any additional material or information which reasonably could be submitted by the Participant or Beneficiary to support this claim, with an explanation of the relevance of that material or information; and

(d) an explanation of the claims review procedure described in Section 9.3 and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

9.3 Claims Review Procedure. Within 60 days after receiving notice from the Plan Administrator that his or her claim for benefits has been denied in any respect, the Participant or Beneficiary may file with the Plan Administrator a written notice of appeal setting forth his or her reasons for disputing the Plan Administrator’s determination. In connection with the appeal, the Participant or Beneficiary or his or her representative may inspect or purchase copies of pertinent documents and records to the extent not inconsistent with other Participants’ and Beneficiaries’ rights of privacy. Within 60 days after receiving a notice of appeal from a prior determination, the Plan Administrator shall furnish to the Participant or Beneficiary and his or her representative, if any, a written statement of the Plan Administrator’s final decision with respect to his or her claim, including (a) the reasons for the decision, (b) the particular Plan provisions upon which it is based, (c) a description of the claimant’s right, upon request and free of charge, to reasonable access to and copies of all documents, records and other information relevant to the claim for benefits, and (d) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

Participants or Beneficiaries that elect to challenge the Plan Administrator’s benefit determination after exhausting the internal claims procedures must commence such judicial or administrative proceeding within 90 days following the day the Plan Administrator’s final determination on the claim. After 90 days a judicial or administrative proceeding may not be filed.

ARTICLE TEN—THE PLAN ADMINISTRATOR

10.1 Authority of Plan Administrator. The Plan Administrator shall have exclusive discretionary responsibility and authority to control and manage the operation and administration of the Plan, including the interpretation and application of its provisions, except to the extent such responsibility and authority are otherwise specifically (a) allocated to the Company or the Trustee under the Plan or Trust Agreement, (b) delegated to other persons by the Company, the Plan Administrator, or the Trustee, or (c) allocated to another party by operation of law. The Plan Administrator shall have no investment responsibility with respect to the Trust Fund.

10.2 Conclusive Determination of the Plan Administrator. The Plan Administrator shall have full responsibility and authority to interpret the Plan and such reasonable interpretation, made in good faith, shall be final and conclusive on any Employee, former Employee, Participant, former Participant or Beneficiary.

10.3 General Equitable Authority to Correct Record-Keeping Mistakes. Pursuant to the partial list of enumerated powers as set forth in this Article Ten, the Plan Administrator shall have general equitable authority to correct allocation errors made as a result of good faith error(s) in record-keeping for the Plan, including the adjustments set forth in Article Three.

10.4 Reliance on Tables, etc. In administering the Plan, the Plan Administrator will be entitled, to the extent permitted by law, to rely conclusively on all tables, valuations, certificates, opinions and reports which are furnished by any accountant, Trustee, counsel or other expert who is employed or engaged by the Plan Administrator or by the Company on the Plan Administrator’s behalf.

10.5 Identity of Plan Administrator. The Plan Administrator shall be appointed by the Board of Directors, and may be an individual, individuals or an entity designated by the Board that accepts the appointment as Plan Administrator in writing. Any individual, including a director, shareholder, officer, or other employee of the Company, shall be eligible to serve as the Plan Administrator. If the Board of Directors does not designate a Plan Administrator, the Company shall be the Plan Administrator and the Board of Directors may appoint an Administrative Committee to advise the Company in the performance of its duties as Plan Administrator. If created, the Administrative Committee shall have three or more members as appointed from time to time by the Board of Directors. Any individual eligible to become Plan Administrator shall be eligible for appointment to the Administrative Committee. The Administrative Committee shall operate according to rules and procedures similar to those set forth for operation of the Trustee described in Article Eleven below. The Board of Directors shall have the power to remove the Plan Administrator and/or members of the Administrative Committee at any time without cause and without notice. The Board of Directors shall notify the Trustee upon removal, resignation, or other replacement of the Plan Administrator and/or members of the Administrative Committee.

10.6 Duties of Plan Administrator. The Plan Administrator shall keep whatever records may be necessary to implement the Plan and shall furnish whatever reports may be required from time to time by the Trustee and whatever information may be necessary properly to administer the Trust. The Plan Administrator shall see to the filing with the appropriate government agencies of all reports and returns required under ERISA and other laws. In addition, the Plan Administrator shall establish reasonable procedures to determine the qualified status of Domestic Relations Orders that relate to the Plan, as provided in Section 414(p) of the Code.

10.7 Responsibilities to Participants. The Plan Administrator’s responsibilities shall include the following. The Plan Administrator shall determine which Employees are to enter the Plan according to the terms of the Plan. The Plan Administrator shall furnish to each eligible Employee a summary plan description, summary annual report, and such other notices and information as may be required by ERISA. The Plan Administrator shall determine when a Participant or his or her Beneficiary qualifies for benefits under the Plan and shall provide for the distribution of benefits in the proper form and amount from the assets of the Trust Fund. The Plan Administrator shall, at least 30 but no more than 180 days prior to making any distribution, including a distribution that qualifies as an Eligible Rollover Distribution, furnish the recipient of a distribution with the written statement required by Section 402(f) of the Code. The required written statement must explain the tax consequences of the distribution, including the circumstances under which the distribution may be transferred to an Eligible Retirement Plan as described in Section 402(c)(8)(B) of the Code, without being subject to current tax. The Plan Administrator shall have the responsibility to approve or deny all allocations under the Plan.

10.8 Establishment of Participants’ Accounts. The Plan Administrator shall maintain on its records for each Participant any and all Accounts that may be necessary in connection with participation in the Plan.

10.9 Plan Expenses. The reasonable expenses incurred by the Plan Administrator in connection with the operation of the Plan, including the expenses incurred by reason of the engagement of professional assistants and consultants, shall be expenses of the Plan and shall be payable from the Trust Fund at the direction of the Plan Administrator. The Company shall have the option, but not the obligation, to pay any such expenses, in whole or in part, and, by doing so, to relieve the Trust Fund from the obligation of bearing such expenses. Payment of any such expenses by the Company on one occasion shall not bind the Company to pay any similar expenses on any subsequent occasion.

10.10 Indemnification of the Plan Administrator. Each person who serves as Plan Administrator and any other person who is an Employee or director of the Company or an Affiliated Company shall be indemnified by the Company against any loss, cost, expense or other damage including attorney’s fees (collectively a “Loss”) reasonably incurred by him or her in connection with any action to which he or she may be a party by reason of his or her performance of administrative functions and duties under the Plan; provided, however, that the foregoing indemnification provision shall not apply to the extent that any Loss is determined by a court of competent jurisdiction, in a final judgment from which no appeal can be taken, to have resulted from the individual’s bad faith, fraud, willful or wanton misconduct or from violation or breach of any fiduciary duty imposed under ERISA. The foregoing right to indemnification shall (a) be in addition to such other rights as the person serving as Plan Administrator may enjoy as a matter of law or by reason of insurance coverage of any kind and (b) not apply to the extent that such right would contravene applicable state law. Any individual who receives an advance of costs or expenses from the Company under this provision must make arrangements reasonably satisfactory to the Company to reimburse the Company if it is finally determined that the individual was not entitled to indemnification hereunder. Rights granted hereunder shall be in addition to and not in lieu of any rights to indemnification to which the person serving as a Plan Administrator or other person may be entitled pursuant to the Bylaws of the Company.

ARTICLE ELEVEN—THE TRUST FUND

11.1 Designation of Trustee. The Company, by appropriate resolution of the Board of Directors, shall name and designate a Trustee and enter into a Trust Agreement with such Trustee. The Company shall have the power, by appropriate resolution of the Board of Directors, to amend the Trust Agreement. All of the assets of the Plan shall be held in trust by the Trustee for use in accordance with this Plan in providing for the benefits hereunder. The Company, may also, by appropriate resolution of the Board of Directors, name and designate a Special Fiduciary pursuant to Section 11.4 and enter into a Fiduciary Agreement with such Special Fiduciary. This Article Eleven shall extend to the action of any Special Fiduciary within the scope of its duties under Section 11.4, substituting “Special Fiduciary” for “Trustee” where applicable.

11.2 Exclusive Benefit. No part of the corpus or income of the Trust Fund shall be used for or diverted to purposes other than for the exclusive benefit of Participants and their Beneficiaries, except as specifically provided in this Plan and in the Trust Agreement.

11.3 No Interest in Fund. No person shall have any interest in, or right to, any part of the assets or income of the Trust Fund, except to the extent expressly provided in this Plan and in the Trust Agreement.

11.4 Special Fiduciary Responsibility. The Trustee shall be a fiduciary with respect to the management and control of Trust Assets and shall have exclusive responsibility for the investment thereof in accordance with the Trust Agreement, provided that the Board of Directors may appoint another person or entity as Special Fiduciary with the sole power and authority to negotiate the terms of any transaction whereby the Trust acquires or disposes of Company Stock, directly or indirectly (including a sale of Company assets followed by a liquidation of the Company), or to serve as the fiduciary of the Plan and to have and exercise all the powers of the Trustee with respect to any matters within the scope of his, her or its appointment, and the Trustee shall have no fiduciary responsibility with respect to any such matters. A Special Fiduciary appointed hereunder must accept his, her or its appointment in writing and acknowledge his, her or its status as a fiduciary of the Plan.

11.5 Investments.

(a) The Trustee shall primarily invest each Participant’s Company Contribution Account in Company Stock, except as set forth in Sections 7.13 and 11.6. All contributions allocated to Participants’ Company Contribution Accounts and not invested in Company Stock or pursuant to Section 7.13 or Section 11.6 shall be held and invested by the Trustee in cash or other prudent investments. Investments acquired in the manner prescribed by the Plan shall be held by or for the Trustee.

(b) If the Trustee receives a tender offer for all or a portion of the Company Stock held by the Plan from any person other than the Company, the Trustee shall communicate the tender offer, along with all accompanying materials, to each Participant. The Trustee shall also provide to all such Participants information, including the opinions of professional advisors as may be engaged by the Trustee in the Trustee’s discretion, necessary for Participants to make an informed decision with respect to such tender offer. Each Participant shall direct the Trustee as to voting of shares of Company Stock held in his or her individual Account in the Trust and not held in the Unallocated Stock Suspense Account with respect to such tender offer. Such direction shall be made upon a proxy form upon which directions may be indicated to the Trustee. Each Participant shall have one vote for each share of Company Stock in his or her Account. The Trustee shall vote such allocated shares of Company Stock as instructed by Participants. Allocated shares of Participants who are not Employees or for which no direction is received shall be voted by the Trustee in Trustee’s discretion. Fractional shares of Company Stock for which directions are received shall be combined to the extent practicable to reflect Participant’s directions. The Trustee shall vote the Company Stock held in the Unallocated Stock Suspense Account with respect to such tender offer in Trustee’s discretion. The decision whether to tender all or a portion of the shares of Company Stock held by the Plan shall be made according to a majority of votes cast with respect to such tender offer. Subject to a vote in favor of such tender offer (if such tender offer is not from the Company) and subject to any restrictions on transfer of Company Stock contained in the Certificate of Incorporation or the Bylaws of the Company, the Trustee may sell shares of Company Stock to any person (including the Company) provided that any such sale must be made at a price not less favorable to the Plan than fair market value.

11.6 Diversification Rights of Qualified Participants.

During each Annual Election Period in the Qualified Election Period, a Qualified Participant may elect to direct the Plan as to the investment of at least 25 percent of the participant’s account in the Plan to the extent such portion exceeds the amount to which a prior election under this paragraph applies.

In the year in which the participant can make his or her last election, “50 percent” is substituted for “25 percent” in the preceding sentence.

The portion of a Qualified Participant’s Plan account that is diversified pursuant to a Diversification Election cannot be reinvested in Employer Stock, other than at the Participant’s election.

Shares of Employer Stock that a Qualified Participant directs the Plan to diversify (the “Diversification Shares”) will be diversified by one of the following methods, as selected by the Employer in the Adoption Agreement:

(a) Distributing either the Diversification Shares, or an amount equal to the value of these shares, to the Qualified Participant. The distribution must occur within 90 days after the last day of the Annual Election Period. Distributions of Diversification Shares must comply with Section 7.14 of the Plan.

(b) Investing an amount equal to the value of the Diversification Shares in one or more of at least three alternative investment options available under the Plan, as directed by the Qualified Participant. Each of these investment options must be diversified and have materially different risk and return characteristics. The Plan must invest the value of the Diversification Shares in accordance with the direction of the Qualified Participant within 90 days after the last day of the Annual Election Period.

(c) Transferring an amount equal to the value of the Diversification Shares to another qualified defined contribution plan of the Employer that offers at least three investment options (each of which must be diversified and have materially different risk and return characteristics). This transfer must be made within 90 days after the last day of the Annual Election Period and must comply with applicable qualification requirements, including Code §§ 414(l), 411(d)(6) and 401(a)(11).

Definitions

(a) “Annual Election Period” means the 90-day period following the end of each Plan Year in the Qualified Election Period, or, if later, 90 days after the date the value of the shares of Company Stock subject to diversification election is provided to the Participant.

(b) “Qualified Election Period” means the 6-Plan-Year period beginning with the first Plan Year in which the individual becomes a Qualified Participant.

(c) “Qualified Participant” means a Participant who has completed at least 10 years of participation in the Plan (as defined in the Adoption Agreement) and has attained age 55. Years of participation are measured from the date on which the individual becomes a Participant in the Plan (whether or not the Plan was an ESOP) or a predecessor plan until the date on which the Participant ceases to be entitled to any benefit under the Plan. For this purpose, a predecessor plan includes any ESOP maintained by the Employer or a predecessor employer within the meaning of Treas. Reg. § 1.415(f)-1(c), and any plan that has been merged into, consolidated with, or transferred assets to the plan in accordance with Section 414(l) of the Code.

(d) “De Minimis” means the right to elect to diversify under this Section 11.6 applies to a Qualified Participant if the fair market value of the Employer Stock allocated to his or her account is $500 or more. For this purpose, the fair market value is determined as of the Plan’s valuation date immediately preceding the first day on which a Qualified Participant is eligible to make the Diversification Election described in this Section 11.6.

11.7 Voting Rights.

For purposes of this Section 11.7, a “registration-type class of securities” means Employer Stock that is either a class of securities required to be registered under section 12 of the Securities Exchange Act of 1934, or a class of securities that would be required to be so registered except for the exemption from registration provided in subsection (g)(2)(H) of such section 12.

If Employer Stock is a registration-type class of securities, each Participant or beneficiary is entitled to direct the Plan as to the manner in which shares of Employer Stock that are entitled to vote, and are allocated to his or her account, are to be voted.

If Employer Stock is not a registration-type class of securities, each Participant or beneficiary is entitled to direct the Plan as to the manner in which voting rights under the shares of Employer Stock allocated to his or her account are to be exercised with respect to any corporate matter that involves the voting of the shares of Employer Stock with respect to the approval or disapproval of any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, or sale of substantially all assets of a trade or business.

As elected in the Adoption Agreement, Subsection (a) or (b) shall apply:

(a) The Trustee shall vote all shares of Company Stock held by the Plan with respect to all corporate matters upon which Company shareholders are entitled or permitted to vote. Notwithstanding the foregoing, each Participant in the Plan shall direct the Trustee as to voting of shares of Company Stock held in his or her Account in the Trust and not held in the Unallocated Stock Suspense Account with respect to any shareholder vote that is required for the approval or disapproval of any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, or sale of substantially all the assets of a trade or business or a similar transaction specified in regulations under Section 409(e)(3) of the Code. A Participant who is entitled to such pass-through voting shall, at the time any proxy materials are forwarded to Company shareholders for each annual or special meeting, receive from the Company such proxy materials and a proxy form upon which voting directions may be indicated to the Trustee. Each Participant shall have one vote for each share of Company Stock in his or her Account. The Trustee shall vote such allocated shares of Company Stock as instructed by Participants. Allocated shares for which no direction is received shall be voted by the Trustee in its discretion. Fractional shares of Company Stock for which directions are received shall be combined to the extent practicable to reflect Participants’ directions.

(b) Shares of Company Stock in the Trust shall be voted by the Trustee only in accordance with the provisions of this Section 11.7. Each Participant (whether or not then an Employee) or Beneficiary shall be entitled to direct the manner in which shares of Company Stock then allocated to his or her Company Stock Account and not held in the Unallocated Stock Suspense Account will be voted with respect to any corporate matter that involves the voting of such shares at a shareholder meeting and that constitutes a merger, consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business or a similar transaction specified in regulations under Section 409(e)(3) of the Code. Each Participant who is an Employee on the record date for any matter to be voted by shareholders of the Company will be entitled to direct the manner in which shares of Company Stock then allocated to his or her Company Stock Account and not held in the Unallocated Stock Suspense Account will be voted with respect to all matters for which shareholders are entitled to vote. Furthermore, a Participant who is entitled to such pass-through voting shall, at the time any proxy materials are forwarded to Company shareholders for each annual or special meeting, receive from the Company such proxy materials and a proxy form upon which voting directions may be indicated to the Trustee. Each Participant shall have one vote for each share of Company Stock in his or her Company Stock Account. The Trustee shall vote such allocated shares of

Company Stock as instructed by Participants, unless the Trustee concludes that such instruction would be inconsistent with their fiduciary duty as set forth in ERISA. Allocated shares for which no direction is received and shares held in the Unallocated Stock Suspense Account shall be voted by the Trustee in its discretion. Fractional shares of Company Stock for which directions are received shall be combined to the extent practicable to reflect Participants’ directions.

11.8 Valuation for Certain Transactions. In the case of a transaction between the Plan and a “disqualified person” as defined in Section 4975(e)(2) of the Code, value must be determined as of the date of the transaction. For all other purposes, value must be determined as of the most recent Valuation Date under the Plan.

11.9 Conflicting Trust Provisions. In the event of any conflict between the terms of this Plan and any conflicting provision contained in any associated trust, the terms of this plan will govern.

ARTICLE TWELVE—EXEMPT ACQUISITION LOANS

12.1 Acquisition Exempt Loan for Financing Purchase of Company Stock.

The trustee may incur an Exempt Loan only if it meets the requirements of this Section.

(a) Definitions of Exempt Loan and Suspense Account:

“Exempt Loan” is defined in Section 2.35. “Loan” includes a direct loan of cash, a purchase-money transaction, and an assumption of the obligation of the Plan. “Guarantee” includes an unsecured guarantee and the use of assets of a disqualified person as collateral for a loan, even though the use of assets may not be a guarantee under applicable state law. For purposes of this Article Twelve, “disqualified person” means a disqualified person as defined in Code § 4975(e)(2).

“Suspense Account” means the account established under the Plan to hold shares of Employer Stock and other assets acquired with the proceeds of an Exempt Loan that have not been allocated to the accounts of participants.

(b) Purpose, Terms, Interest Rate

An Exempt Loan must be primarily for the benefit of the participants and their beneficiaries. The terms of an Exempt Loan must be at least as favorable to the Plan as the terms of a comparable loan resulting from an arm’s length negotiation between independent parties. The interest rate of an Exempt Loan must not exceed a reasonable rate of interest. An Exempt Loan must be for a specific term.

The proceeds of any Exempt Loan must be used within a reasonable time after their receipt to acquire Employer Stock, to repay such Exempt Loan, or to repay a prior Exempt Loan. All assets acquired by the Plan with the proceeds of an Exempt Loan must be added to and maintained in the Suspense Account.

(c) Liability, Recourse, Collateral, and Payments

Any Exempt Loan must be without recourse against the Plan. The only Plan asset that may be used as collateral on an Exempt Loan is Employer Stock acquired with the Exempt Loan, or Employer Stock used as collateral on a prior Exempt Loan repaid with the proceeds of the current Exempt Loan.

No person entitled to payment under the Exempt Loan has any right to Plan assets other than collateral given for the Exempt Loan, contributions (other than contributions of Employer Stock) that are made under the Plan to meet its obligations under the Exempt Loan, and earnings attributable to such collateral and the investment of such contributions.

Payments made by the trustee with respect to any Exempt Loan during a plan year must not exceed an amount equal to the sum of (1) contributions (other than contributions of Employer Stock) that are made under the Plan to meet its obligations under the Exempt Loan, and (2) earnings attributable to collateral given for the Exempt Loan and the investment of such contributions received during or prior to the year less such payments in prior years. Such contributions and earnings must be accounted for separately in the books of account of the ESOP until the Exempt Loan is repaid.

(d) Not payable upon Demand and Default

The Exempt Loan cannot be payable upon the demand of any person except in the event of default. In the event of default upon an Exempt Loan, the value of the Plan assets transferred by the trustee in satisfaction of the Exempt Loan must not exceed the amount of default. If the lender is a disqualified person, the Exempt Loan must provide for a transfer of Plan assets upon default only upon and to the extent of the failure of the Plan to meet the payment schedule of the Exempt Loan. For purposes of this paragraph, the making of a guarantee does not make a person a lender.

12.2 Release of Financed Shares.

An Exempt Loan must provide for the release of shares from the Suspense Account in accordance with either the Principal and Interest Payment Release Method or the Principal Payment Release Method as described in this Section.

Principal and Interest Payment Release Method: For each Plan Year during the duration of the Exempt Loan, the number of shares of Employer Stock released from the Suspense Account must equal the number of shares of Employer Stock held in the Suspense Account immediately before the release for the current Plan Year multiplied by a fraction. The numerator must be the amount of the principal and interest paid on the Exempt Loan for that Plan Year, and the denominator must be the sum of the numerator plus the total payments of principal and interest to be paid for all future Plan Years.

The number of future years under the Exempt Loan must be definitely ascertainable and must be determined without taking into account any possible extensions or renewal periods.

If the interest rate under the Exempt Loan is variable, the interest to be paid in future years must be computed by using the interest rate applicable as of the end of the Plan Year.

If collateral includes more than one class of securities, the number of securities of each class to be released for a Plan Year must be determined by applying the same fraction to each class.

Principal Payment Release Method: Shares of Employer Stock are released from the Suspense Account solely with reference to principal payments in the fraction described above. However, this Principal Payment Release Method cannot be used unless these conditions are met: (1) The Exempt Loan must provide for annual payments of principal and interest at a cumulative rate that is not less rapid at any time than level annual payments of such amounts for 10 years; (2) interest included in any payment is disregarded only to the extent that it would be determined to be interest under standard loan amortization tables; and (3) the Principal Payment Release Method cannot be used beginning from the time that, by reason of a renewal, extension, or refinancing, the sum of the expired duration of the Exempt Loan, the renewal period, the extension period, and the duration of a new Exempt Loan exceeds 10 years.

12.3 Protections and Rights with Respect to Company Stock Acquired through an Acquisition Loan.

Except for the put option described in Sections 7.14 and 7.15 of the Plan, no share of Employer Stock acquired with the proceeds of an Exempt Loan may be subject to a put, call or other option, or buy-sell or similar arrangement while held by and when distributed from the Plan, whether or not the Plan is then an ESOP. The protections and rights described in this paragraph and in Sections 7.14 and 7.15 of the Plan are non-terminable and must continue to exist under the terms of the Plan, regardless of whether or not the Plan continues to be an ESOP or whether the Exempt Loan is repaid.

12.4 Certain Arrangements Barred. The Plan may not obligate itself to acquire securities from a particular security holder at an indefinite time determined upon the happening of an event such as the death of the holder.

ARTICLE THIRTEEN—NO ASSIGNMENT OF BENEFITS

13.1 No Assignment of Benefits. A Participant’s Account or his or her entitlement to receive any benefit under this Plan may not be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process, except (a) in accordance with a Qualified Domestic Relations Order as defined in Section 414(p) of the Code and described in Section 13.2 below, (b) pursuant to a federal levy under Section 6331 of the Code, or (c) an amount a Participant is ordered or required to pay to the Plan under a judgment, order, decree or settlement agreement that is described in and complies with Section 401(a)(13)(C) of the Code.

13.2 Qualified Domestic Relations Orders. A person other than a Participant or his or her Beneficiary may acquire an interest in the Participant’s benefits only pursuant to a Qualified Domestic Relations Order. Upon receipt of a Domestic Relations Order, the Plan Administrator shall promptly notify the Participant and any Alternate Payee named in such order of the receipt of such Order and the Plan’s procedures for determining the qualified status of Domestic Relations Orders. Within a reasonable period after receipt of such Order (but in no event longer than eighteen months) the Plan Administrator shall notify the Participant and each Alternate Payee of its determination. Pending such determination the Plan Administrator shall direct the Trustee to treat the assets subject to such Order as a separate account in the Trust Fund. At the conclusion of the 18-month period (or on such earlier date as the determination of qualified status has been made) the assets subject to the order shall be treated as a separate account under the Trust Fund for the benefit of the Alternate Payee pursuant to the terms of the order provided the order is qualified, but shall otherwise be subject to the terms of the Plan and shall be distributed in the same time and manner as if owned by the Participant or Beneficiary to whom the assets were originally allocated, provided that distributions to an Alternate Payee pursuant to a Qualified Domestic Relations Order may commence upon the date the Participant attains his “earliest retirement age” as defined in Section 414(p)(4)(B) of the Code. If an Order provides for an immediate distribution of benefits to an Alternate Payee, the Plan Administrator may in its discretion permit the payment to the Alternate Payee even if the affected participant has not separated from service and has not reached the “earliest retirement age” as defined in Section 414(p)(4)(B) of the Code. For purposes of this paragraph, the term “earliest retirement age” means the earliest of (i) the date on which the Participant is entitled to a distribution under the Plan, or (ii) the later of the date the Participant attains age 50 or the earliest date on which the Participant could begin receiving benefit if the participant separated from service. If the Order is not qualified (or no determination can be made within such time period) the assets shall be paid in the same manner as if the Order had not been issued. The Plan Administrator shall establish reasonable procedures to implement the requirements of this Section 13.2.

ARTICLE FOURTEEN—FIDUCIARY RESPONSIBILITY

14.1 Named Fiduciaries. The Plan Administrator, the Trustee, and the Company shall be the Named Fiduciaries for the Plan within the meaning of Section 402(a) of ERISA; provided that, to the extent that the Trustee is required hereunder to take, or refrain from taking, any action at the direction of a Named Fiduciary who is not a trustee, the Trustee shall be subject to and its conduct governed by the requirements of Section 403(a) of ERISA and regulations promulgated thereunder, applicable to “directed trustees” and that protect the trustee from liability to the extent it follows directions of a Named Fiduciary that the Trustee has determined are proper, made in accordance with the terms of the Plan and which are not contrary to ERISA.

14.2 Bonding of Fiduciaries. The Plan Administrator shall ensure that the Trustee and all other Plan fiduciaries handling funds are bonded in accordance with Section 412 of ERISA.

14.3 Responsibility of Fiduciaries. Any fiduciary with respect to the Plan shall discharge his or her duties solely in the interests of Participants and Beneficiaries for the exclusive purpose of providing benefits to Participants and Beneficiaries and defraying reasonable expenses of the Plan. In addition, any fiduciary with respect to the Plan shall discharge his or her duties with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims.

ARTICLE FIFTEEN—FUTURE OF THE PLAN

15.1 Amendments by the Employer that do not Affect Plan Pre-approved Status. The Employer reserves the authority through a board of directors’ resolution or similar action, subject to the provisions of Article 1 and Section 15.4, to amend the Plan as provided herein, and such amendment shall not affect the status of the Plan as a Pre-approved plan.

(a) The Employer may amend the Adoption Agreement to make a change or changes in the provisions previously elected by it. Such amendment may be made either by (1) completing an amended Adoption Agreement, or (2) adopting an amendment in the form provided by the Pre-approved Plan Sponsor. Any such amendment must be filed with the Trustee.

(b) The Employer may adopt certain model amendments published by the Internal Revenue Service which specifically provide that their adoption shall not cause the Plan to be treated as an individually designed plan.

15.2 Amendments by the Employer Adopting Provisions not Included in Pre-approved Specimen Plan. The Employer reserves the authority, subject to the provisions of Section 15.4, to amend the Plan by adopting provisions that are not included in the Pre-approved Plan. Any such amendment(s) shall be made through use of the Plan Override Provisions Addendum.

15.3 Amendment by the Pre-approved Plan Sponsor.

Effective as of the date the Pre-approved Plan Sponsor receives approval from the Internal Revenue Service of its specimen plan, the Pre-approved Plan Sponsor may in its discretion amend the pre-approved plan at any time, which amendment may also apply to the Plan maintained by the Employer. The Pre-approved Plan Sponsor shall satisfy any recordkeeping and notice requirements imposed by the Internal Revenue Service in order to maintain its amendment authority. The Pre-approved Plan Sponsor shall provide a copy of any such amendment to each Employer adopting its pre-approved plan at the Employer’s last known address as shown on the books maintained by the pre-approved Sponsor or its affiliates.

The Pre-approved Plan Sponsor will no longer have the authority to amend the Plan on behalf of an adopting Employer as of the earlier of (a) the date of the adoption of an Employer amendment to the Plan to incorporate a provision that is not allowable in the Pre-approved Plan program, as described in Rev. Proc. 2017-41 (or the successor thereto), or (b) the date the Internal Revenue Service gives notice that the Plan is being treated as an individually designed plan due to the nature and extent of amendments, pursuant to Rev. Proc. 2017-41 (or the successor thereto).

15.4 Amendments Affecting Vested Interest and/or Accrued Benefits. Except as permitted by Section 15.5 and/or Code Section 411(d)(6) and regulations issued thereunder, no amendment to the Plan shall be effective to the extent that it has the effect of decreasing a Participant’s Account or eliminating an optional form of benefit with respect to benefits attributable to service before the amendment. Furthermore, if the vesting schedule of the Plan is amended, the nonforfeitable interest of a Participant in his or her Account, determined as of the later of the date the amendment is adopted or the date it becomes effective, shall not be less than the Participant’s nonforfeitable interest in his or her Account determined without regard to such amendment.

If the Plan’s vesting schedule is amended because of a change to “top-heavy plan” status, as described in Article Eight, the accelerated vesting provisions thereof shall continue to apply for all Plan Years thereafter, regardless of whether the Plan is a “top heavy plan” for such Plan Year.

If the Plan’s vesting schedule is amended and an active Participant’s vested interest, as calculated by using the amended vesting schedule, is less in any year than the active Participant’s vested interest calculated under the Plan’s vesting schedule immediately prior to the amendment, the amended vesting schedule shall apply only to Employees first hired on or after the effective date of the change in vesting schedule.

15.5 Retroactive Amendments made by Pre-Approved Plan Sponsor. An amendment made by the Pre-approved Plan Sponsor in accordance with Section 15.3 may be made effective on a date prior to the first day of the Plan Year in which it is adopted if, in published guidance, the Internal Revenue Service either permits or requires such an amendment to be made to enable the Plan and Trust to satisfy the applicable requirements of the Code and all requirements for the retroactive amendment are satisfied.

15.6 Vesting Upon Termination. If the Plan is terminated (or partially terminated), participation of Participants affected by the termination shall end. The Accounts of Participants affected by the termination shall be fully vested and non-forfeitable. After termination of the Plan, the Trust will be maintained until the Accounts of all Participants have been distributed. Accounts may be distributed following termination of the Plan or in accordance with Article Seven at the discretion of the Company.

15.7 Merger or Consolidation. In the event of the merger or consolidation of this Plan with another plan, or the transfer of Trust Assets (or liabilities) to another plan, the Account balances of each Participant immediately after such merger, consolidation, or transfer must be at least as great as immediately before such merger, consolidation, or transfer (as if the Plan had then terminated).

15.8 Complete Discontinuance of Contributions. In the event of a complete discontinuance of contributions under the Plan, each Participant’s account under the Plan shall be completely vested and nonforfeitable as of such date.

ARTICLE SIXTEEN—GENERAL PROVISIONS

16.1 No Employment Rights. Neither the action of the Company in establishing the Plan, nor any provisions of the Plan, nor any action taken by the Company or by the Plan Administrator shall be construed as giving to any Employee of the Company the right to be retained in its employ, or any right to payment except to the extent of the benefits provided in the Plan to be paid from the Trust Fund.

16.2 Source of Benefits. All benefits payable under the Plan shall be paid or provided solely from the Trust Fund, and the Company assumes no liability or responsibility therefor.

16.3 Governing Law. Except to the extent superseded by ERISA, all questions pertaining to the validity, construction, and operation of the Plan shall be determined in accordance with the laws of the State or Commonwealth that is the primary location of the Company, as provided in the Adoption Agreement.

16.4 Incapacity. If the Plan Administrator deems any Participant or Beneficiary who is entitled to receive benefits hereunder incapable of receiving or disbursing the same by reason of age, illness, or infirmity or incapacity of any kind, the Plan Administrator may direct the Trustee to apply such payments directly for the comfort, support and maintenance of such Participant or Beneficiary, or to pay the same to any responsible person caring for the Participant or Beneficiary who is determined by the Plan Administrator to be qualified to receive and disburse such payments for the Participant’s or Beneficiary’s benefit; and the receipt of such person shall be a complete acquittance for the payment of the benefit. Payments pursuant to this Section shall be complete discharge to the extent thereof of any and all liability of the Company, the Plan Administrator, the Trustee, and the Trust Fund.

16.5 Adoption of Plan By Affiliated Companies. Any Affiliated Company which is a member of the same controlled group of corporations may, with the consent of the Company, adopt this Plan and the Trust. If such Affiliated Company is a partnership or a joint venture, it may adopt the Plan and become a Participating Employer only if it (1) meets the requirements of Section 2.30(c) and (2) has elected to be taxed as a corporation.